EXPLANATORY NOTE
RumbleOn, Inc. (the “Company”) is filing this Exhibit 99.1 to its Current Report on Form 8-K (including this Exhibit 99.1, the "Form 8-K") solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, originally filed with the United States ("U.S.") Securities and Exchange Commission (the "SEC") on March 16, 2023 (the "2022 Form 10-K").
Discontinued Operations
As of June 30, 2023, the Company had completed all substantial activities pertaining to the wind down of its automotive business, which represents a strategic shift having a major effect on our operations and financial results.
The historical results of our previously reported Automotive segment have been reflected as discontinued operations in our recast consolidated financial statements for all periods presented herein, including, as of December 31, 2022 and 2021, the assets and liabilities associated with the discontinued operations being classified as assets and liabilities of discontinued operations in our consolidated balance sheets. Refer to Note 20 - Discontinued Operations in our consolidated financial statements for additional information.
The following items of the 2022 Form 10-K are being recast as reflected in this Exhibit 99.1:
•Part I, Item 1. Business;
•Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and
•Part II, Item 8. Financial Statements and Supplementary Data.
Except as specifically set forth herein to reflect the historical results of our previously reported Automotive segment as described above as discontinued operations no revisions have been made to the 2022 Form 10-K to update for other information, developments or events that have occurred since the 2022 Form 10-K was filed with the SEC. This Exhibit 99.1 should be read in conjunction with the 2022 Form 10-K and subsequent filings with the SEC, including our Forms 10-Q for the quarter ended March 31, 2023 and for the quarter ended June 30, 2023, and our Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding forward-looking statements, events, developments, and updates affecting us and our expectations that have occurred since the filing of the 2022 Form 10-K. The information contained herein is not an amendment to, or a restatement of, the 2022 Form 10-K.

ITEM 1.    BUSINESS.
Unless the context otherwise requires, all references in this section to "we," "our," "us," "RumbleOn," and the "Company" refer to RumbleOn, Inc. and its consolidated subsidiaries at December 31, 2022, unless the context requires otherwise.
Forward-Looking and Cautionary Statements
This 2022 Form 10-K contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "will be," "will continue," "will likely result," and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in forward-looking statements. Factors that could cause or contribute to such differences in our actual results include, but are not limited to, those discussed in this 2022 Form 10-K, and in particular, the risks discussed under the caption "Risk Factors" in Item 1A and those discussed in other documents we file with the Securities and Exchange Commission (the "SEC"). Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or update forward-looking statements, except as required by law.
Market and Industry Data
Some of the market and industry data contained in this 2022 Form 10-K is based on independent industry publications or other publicly available information. Although we believe that these independent sources are reliable, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained herein, and our beliefs and estimates based on such data, may not be reliable.
Our Company
RumbleOn is the nation's first, largest, and only publicly-traded, technology-based platform in the powersports industry. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people in more places than ever before. We are transforming the powersports customer experience by giving consumers what they want - a wide selection, great value and quality, transparency, and an easy, friction-free transaction. Every element of our business, from inventory procurement to fulfillment to overall ease of transactions, whether online or on-site at one of our 55 retail locations, has been built for a singular purpose – to create a customer experience without peer in the powersports industry.
Although our primary focus is on the customer experience and building market share in the powersports industry, during 2022 we participated in the wholesale automotive industry through our wholly-owned distributors of used automotive inventory, Wholesale, Inc. ("Wholesale Inc") and our exotics retailer AutoSport USA, Inc., which does business under the name Got Speed. In the third quarter of 2022, we announced we would be winding down our wholesale automotive business, which was completed on June 30, 2023, and financial information attributed to Wholesale Inc. and AutoSport USA, Inc. (collectively referred to as the automotive business) have been recast to reflect discontinued operations presentation as of December 31, 2022 and 2021. Our logistics services company, Wholesale Express, LLC ("Wholesale Express"), provides freight brokerage services facilitating transportation for dealers and consumers.
Incorporated in Nevada in 2013, we have been building the RumbleOn brand and vision since 2016. Led by our co-founder, chairman, and Chief Executive Officer Marshall Chesrown, we have achieved and built upon key milestones:
•April 2017: launched RumbleOn.com.
•October 2017: celebrated our initial listing on The Nasdaq Stock Market.
•October 2018: acquired Wholesale Inc and Wholesale Express.

•August 2021: acquired the RideNow companies (the “RideNow Transaction”), a collection of 41 retail powersports locations with a geographic footprint spanning primarily the Sunbelt.
•September 2021: processed the first powersports vehicle through our Orlando Fulfillment Center.
•February 2022: completed the initial funding of our captive consumer finance facility, RumbleOn Finance.
•February 2022: acquired Freedom Powersports (the “Freedom Transaction”), adding ten retail locations in North Texas, one in Alabama, and two in Georgia.
•February 2022: unveiled the regional management structure, anchored by tenured team members of RideNow.
•September 2022: opened our Fulfillment Center in Concord, North Carolina.
•November 2022: acquired Powersports Honda franchise in North Texas.
•December 2022: acquired two full line Polaris franchises in North Texas.
•January 2023: opened our Fulfillment Center in Las Vegas, Nevada.
•February 2023: acquired Red Hills powersports, a single retail location representing 10 brands, in Tallahassee, Florida.
•March 2023: entered into an engagement letter with J.P. Morgan to review our balance sheet initiatives and options.
These key events well-position RumbleOn as the first mover in transforming the powersports industry through our customer experience focused, technology based, Omnichannel platform.
Our Industry and Opportunity
We operate primarily in the powersports industry, offering significant scale and breadth of products and our platform from which we will provide our only of its kind powersports customer experience. From our view, powersports includes motorcycles, side-by-sides, ATV, UTV, snowmobile, and personal watercraft ("PWC") along with related parts and components. If you add in the largely unaccounted for but significant peer-to-peer market in used powersports, which RumbleOn believes represents up to 70% of used powersports transactions, the total addressable powersports market is likely in excess of $100 billion.
The powersports marketplace in the United States is highly fragmented. We face competition from traditional franchised dealers who sell both new and used vehicles; independent used powersports dealers; online and mobile sales platforms; and private parties. We believe that the principal competitive factors in our industry are delivering an outstanding consumer experience, competitive sourcing of quality inventory, breadth and depth of product selection, and value pricing.
Our competitors vary in size and breadth of their product offerings. We believe that our principal competitive advantages in powersports sales include our ability to provide a high degree of customer satisfaction with the buying experience by virtue of our platform. We provide customers the opportunity to experience RumbleOn's offerings online, in-store, and through our mobile app, or any combination of those three options. Our ability to make a cash offer to purchase a vehicle with our customer-friendly purchase process, and our breadth of selection of the most popular makes and models available online and in-store provides competitive sourcing and sales.
RumbleOn's Solution - Creating the Future of Powersports
RumbleOn is creating a best-in-class experience in powersports for our customers. Doing so requires offering unmatched choice and selection and replicating an outstanding customer experience throughout the lifecycle of powersports ownership, one customer and one transaction at a time.
Customers come to RumbleOn's 55 retail locations as well as our more than 60 websites to shop for new and highest-quality used powersports products as well as for parts, accessories and merchandise. We address the entire powersports market. We are reimagining and revolutionizing the customer experience on our technology-led, internet-based platforms, and we are doing so for everyone - from the powersports enthusiast to the novice, and everyone in between - with a focus on four key initiatives:

•Creating an end-to-end ownership experience means we are not focused solely on the initial transaction with a customer. Rather, our customer experience enables building lifelong connectivity to each customer. With each customer interaction, we focus on key touch points that continue to keep our customers engaged throughout their powersports ownership experience. Quality assurance, clear and consistent pricing, professional pickup and delivery, customization, after sales service, and guarantees are just a few of the ways we are building a reliable and consistent customer experience. Our offerings, and our entire customer experience, are designed to turn a single transaction into a lifetime relationship.
•Providing the largest and best selection of highest-quality inventory enables us to provide many offerings to all powersports customers coast to coast. We are well-positioned to acquire high-quality used vehicles through the strength of our online Cash Offer Tool, a unique and important competitive advantage for RumbleOn. Affording our customers the ability to visit a retail location and receive cash for their used powersports unit instantaneously gives them peace of mind, and provides us the opportunity to drive a meaningful amount of incremental used inventory onto our platform. We are also leveraging robust data from the Cash Offer Tool and from the information acquired from our acquisitions and now being gathered from our 55 RideNow Powersports retail locations to ensure that the right vehicle is in the right place at the right time - with the right price.
•Building the premier destination for new and used powersports vehicles and introducing more used inventory to our showrooms as well as online attracts new customers to our platform and, most importantly, new riders to the industry due to affordability. We are focused on both new and used, retail sales, however, the opportunity to dramatically increase the number of used powersports unit sales presents our greatest near-term opportunity, as new vehicle inventory supply normalizes. We can better control used inventory than new because used is not dependent on a manufacturer's production, allocation, or distribution constraints. In fact, our broad access to used inventory is - and will continue to be - an important differentiator for RumbleOn in any market environment.
Our Growth Strategies
The key metric to our powersports business is retail vehicle unit sales, both online and in-store. Unit sales drives revenue and provides the opportunity to build additional revenue through financing, parts, merchandise, and accessories, each of which are higher margin revenue streams. As we scale our business, we will create additional opportunities to expand revenue streams. However, additional revenue opportunities begin with retail vehicle unit sales and, as a result, our growth strategy is focused on this metric.
Our ability to increase vehicle unit sales is a function of our market penetration in existing markets, the number of markets we operate in, and our ability to build and maintain our brands by offering great value, transparency, and an outstanding customer experience.
Optimize Our Inventory Selection and Centralization
We continue to optimize and broaden the selection of new and used powersports vehicles we make available to our customers. Expanding our inventory selection enhances the customer experience by ensuring each visitor, either online or in-store, finds a vehicle that matches his or her preferences. Optimizing our new inventory significantly depends on continuing our outstanding relationships with our manufacturers ("OEM"). As a result of these relationships, during 2022, we added 60 new franchises to our retail locations, primarily organically, and including three key tuck-in acquisitions in our North Texas market. Optimizing our used inventory selection depends on our ability to source and acquire enough high-quality used vehicles, and our ability to use data to ensure each used vehicle is at the right place, at the right time, at the right price.
We continue implementing our fulfillment strategy with near real-time inventory replenishment to make the right powersports units available in the right quantities at the right locations. This centralization of inventory will launch company-

wide virtual selling through access to all company-owned inventory rather than only those vehicles that might be available at an individual location. Fulfillment will increase the probability that our customers can find their powersports unit of choice on our platform, thereby enhancing the customer experience while eliminating geographic boundaries. With digital inventory integration and over 60 individual websites sharing content and increasing available data, RumbleOn will be top-of-mind for powersports searches. All of the technology infrastructure required has been launched or is under development and will be implemented throughout 2023 and beyond.
Continue to Innovate and Extend Our Technology Leadership
We continue expanding our competitive dominance with leading-edge technology. From our founding, we have been laying the groundwork to offer a friction-free and fully integrated customer experience both online and in-store. We are building the technology engine to enable this integration, while methodically expanding our retail footprint, driving towards online selling without geographic boundaries. With this goal in mind, we intend to launch our new corporate website under the RumbleOn brand during the first half of 2023 and our all new RideNow-branded website later in the second quarter of 2023. Our RideNow website will have unmatched features for our customers, allowing them to see all inventory in one place and it will have the ability to push inventory to individual dealer websites, resulting in a better online presence and customer experience. The plan calls for the constant roll out of new features, as our online presence improves and matures. In conjunction with our integrated CRM, we plan to launch online soft and hard credit pulls and lending pre-qualifications, just to name a few of the exciting features. Lastly, in the first half of 2023, we intend to roll out a new internally developed reporting technology that will increase visibility across our enterprise, improve sales reporting, and provide real time actionable data at the store level. Store managers will now see how they are performing versus expectations and how they compare in real time with their peers across the country.
From the start of RumbleOn, one key differentiator and a lynch pin to the competitive advantage we have built in powersports is our Cash Offer Tool, which supplies proprietary data for thousands of unique Vehicle Identification Number (VIN) inputs. In addition to actual retail sales and transaction data from the acquired RideNow and Freedom Powersports' databases. Marrying this data creates a data-driven "market maker" that does not exist in the industry today. Integrating real-time pricing and sales data from in-store transactions will also enable us to further optimize offers and pricing.
We will continue to make significant investments in improving and adding to our online customer offering, subject to our performance and available operating cash flow as we intend to self-fund these initiatives. We believe that the complexity of the traditional powersports retail transaction provides substantial opportunity for our planned technology investments and that our leadership and continued growth will enable us to invest responsibly in further enhancing the customer experience.
Enhancing Our In-store Experience
Beyond innovative technology and inventory integration, we use our retail locations to augment the online experience- and vice versa - to offer a simple, friction-free customer experience. A key component to transforming the customer experience to support our growth strategy is enhancing the in-store experience and we are strategically expanding our geographic retail footprint. In early 2022, we added 13 additional retail locations, entrenching our position in the North Texas market and expanding our geographic foot print to Alabama and Georgia. In addition, during the first quarter of 2023, we acquired an important multi-line retail location in Tallahassee, Florida, further expanding our dominance in North Florida. We currently operate in 55 retail locations, three fulfillment or hybrid fulfillment/retail locations to open (with four more expected during 2023), one used powersports center, as shown below.

RumbleOn's 55 Retail Locations and Fulfillment Centers

COMING SOON
COMING SOON
COMING SOON
COMING SOON
Retail Locations
Fulfillment Centers
Coming Soon - 2023 Fulfillment Centers

Growing Geographic Footprint Primarily Spanning the Sunbelt

We employ three primary considerations for expanding our brick-and-mortar presence: (1) attract great people, (2) identify desired locations, and (3) implement appropriate and balanced brand mix.
Attracting Great People. We believe any great customer experience in powersports begins with great people providing consumers the opportunity to fulfill their passion. From our executive team to our customer facing professionals to our back-office and corporate personnel, the RumbleOn team is singularly focused on transforming the customer experience in powersports, both online and in-store. As we expand our physical presence, whether through new retail locations or as we build out our fulfillment centers, finding great people who believe in our mission is key.
Identifying Desired Locations. We believe desired geography means more than finding new markets; it also means making sure we can put the right powersports vehicle in the right place at the right price to maximize our return on the asset. This is a key goal of our fulfillment centers. And of course, we are always looking for strategic acquisition candidates, whether a large group such as Freedom Powersports or a key tuck-in opportunity to improve the capabilities of an existing location.
Implementing Appropriate Brand Mix. Powersports retail provides the opportunity to put many different new brands under one roof along with the proper mix of used inventory. Of course, having that opportunity and taking advantage of that opportunity correctly are two different things. Our outstanding relationships with our OEMs have provided us the opportunity to organically add more than 60 new franchises to our existing retail locations. And we continue leveraging our used inventory sourcing advantage to keep our retail locations fully stocked with the right mix of preferred brands based on data and market share, and thereby further enhance the customer experience.
A fourth consideration also plays a role as we enhance our in-store experience through organic and acquisitive growth: any such investments remain subject to a prudent use of our financial and other resources based on our performance and our available cash from operations as we intend to self-fund our growth.
Develop Broad Consumer Awareness of Our Brand
We believe that creating a unified customer experience, requires a single consumer-facing brand for all our retail locations. During 2022, we began rolling out the “RideNow Powersports” brand across all our retail locations and the foundation will be our technology, our infrastructure, and our corporate culture. We are in the early stages of this rollout, and we are encouraged by the impact on performance and the excitement it has clearly created.
RumbleOn Technology
Innovative technology continues to underpin every endeavor at RumbleOn through our ongoing mission to disrupt the powersports industry and our focus on the customer experience. We leverage technology and data to drive change. At a high-level, we believe there are five main areas where leveraging these innovations provides us a competitive advantage and improves the customer experience: (1) our proprietary supply chain pricing and distribution software; (2) our Omnichannel and mobile-first web application; (3) centralized CRM and Inventory; (4) Dealer network support channels; and (5) Data warehousing & reporting, enterprise wide.
(1) RumbleOn's proprietary supply chain and distribution software:
•Looks at the overall supply chain and reconfigures inventory for the purpose of acquisition and distribution. Our technology aggregates multiple data sources in real-time, tracking and cataloging inventory across the country.
•Analyzes real-time market data to inform our acquisition decisions, continually capturing and archiving such data using advanced algorithms to calibrate pricing and estimate freight and reconditioning expenses. The values are then used in our Cash Offer Tool to quickly determine a fair and reasonable, non-negotiable offer.
(2) RumbleOn's mobile-first web application strategy:
•Enhances our website and mobile application to provide a compelling customer experience, from the front-end user interface and powerful search tools to enabling secure data, document, and payment exchanges between parties. We also optimize search engine marketing to provide a lower overall cost of customer acquisition.
(3) Centralized customer relationship management and centralized inventory
•Enhanced hub of combined RumbleOn, RideNow, and Freedom Powersports customer repositories for marketing, support and service.
•Enterprise-wide centralized inventory, enhancing distribution, pricing, allocation and growth.
(4) Dealer network support channels
•New enhancements for our dealerships, provides on-demand pricing, transfers of allocation through streamlined workflows at the pace of business to benefit the needs of our customers.
(5) Data warehousing and reporting, enterprise-wide
•The combined digital intelligence from RideNow, Freedom Powersports, and RumbleOn has produced a rich eco-system of available data to promote growth across all facets of the business concerning parts, service, sales, marketing, and retention.
To deliver our supply chain software and on-line strategies, RumbleOn leverages its proprietary and exclusive-use technology portfolio, which includes:
•A series of modeling tools & technologies for consolidating internal and external data to provide profitability estimates for inventory available for purchase;
•A proprietary series of inventory management and business intelligence technologies that tracks the lifecycle of a vehicle from acquisition through delivery;
•An automated photography technology that combines high-quality photos to produce an interactive, 360-degree virtual tour of the vehicle;
•A catalog of websites that includes advanced filtering and search technology that assist multi-lead generation across participating partners; and
•A proprietary transportation management system and assignment technology to optimize the transport of purchased inventory for acquisition and dealer distribution.

In addition to our proprietary/exclusive use technology, we also rely on third party technology, including the following:
•A cloud based network infrastructure for hosting websites, inventory data, CRM-Data/reporting;
•Software libraries, development environments, and tools;
•Services to allow customers to digitally sign contracts; select local services; and
•Online customer service call center management software.
In short, our business is driven by data and technology at all stages of the process, from acquisition, inventory purchasing, reconditioning, photography, transportation, and annotation through in-store or online merchandising, sales, financing, trade-ins, logistics, and delivery.
We protect our technology and other intellectual property through a combination of trademarks, domain names, copyrights, trade secrets, patented technology, and contractual provisions and restrictions on access and use of our proprietary information and technology. We have a portfolio of trademark registrations in the United States, including registrations for "RumbleOn," the RumbleOn logo, "RideNow," and the RideNow logo. We are the registered holder of a variety of domestic and international domain names, including "rumbleon.com."
Operational Structure
The following chart summarizes our organizational structure as of December 31, 2022. This chart is provided for illustrative purposes only and does not reflect all legal entities owned or controlled by us:

RumbleOn's Operational Structure

RumbleOn, Inc
Powersports
Automotive
(Discontinued Operations)
Logistics and Transportation services
RumbleOn Finance
Corporate Shared Services
RumbleOn
RideNow
Freedom Powersports
Wholesale Inc
GotSpeed
Wholesale Express

Seasonality
Historically, the powersports industry has been seasonal with traffic and sales strongest in the spring and summer quarters. Sales and traffic are typically slowest in the winter quarter but increase typically in the spring season, coinciding with tax refunds and improved weather conditions. Given this seasonality, we expect our quarterly results of operations, including our revenue, gross profit, net income (loss), and cash flow to vary accordingly. Over time, we expect to normalize to seasonal trends, using data and logistics to move inventory to the right place, at the right time, at the right price.

Government Regulation
Various aspects of our business are or may be subject, directly or indirectly, to U.S. federal and state laws and regulations. Failure to comply with such laws or regulations may result in the suspension or termination of our ability to do business in affected jurisdictions or the imposition of significant civil and criminal penalties, including fines or the award of significant damages against us and our dealers in class action or other civil litigation.
Vehicle Sales. Our sale and purchase of vehicles, both new and pre-owned, related products and services, and third-party finance products, are subject to the state and local dealer licensing requirements in the jurisdictions in which we have retail or wholesale locations. Regulators of jurisdictions where our customers reside, but in which we do not have a dealer or financing license could require that we obtain a license or otherwise comply with various state regulations. Despite our belief that we are not subject to the licensing requirements of those jurisdictions in which we do not have a physical presence, regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those jurisdictions, any of which may inhibit our ability to do business in those jurisdictions, increase our operating expenses and adversely affect our financial condition and results of operations.
Consumer Finance. The financing we offer customers is subject to federal and state laws regulating the advertising and provision of consumer finance options, the collection of consumer credit and financial information, along with requirements related to online payments and electronic funds transfers, the regulations and state licenses applicable depend upon whether RumbleOn Finance or a third-party is the entity extending credit to such customers. Most states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees, or maximum amounts financed. In addition, certain states require that finance companies file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state.
Logistics and Transportation. Our Wholesale Express logistics operations, which brokers and facilitates the transportation of vehicles primarily between and among dealers, is subject to motor-carrier rules and regulations promulgated by the United States Department of Transportation ("DOT") and the states through which their customers' vehicles are transported. Additionally, the vendors whom Wholesale Express relies upon are subject to federal and state regulation concerning transport vehicle dimensions, transport vehicle conditions, driver motor vehicle record history, driver alcohol and drug testing, and driver hours of service. More restrictive limitations on vehicle weight and size, condition, trailer length and configuration, methods of measurement, driver qualifications, or driver hours of service may increase the costs charged to Wholesale Express by its vendors, which may adversely affect our financial condition, operating results, and cash flows. If we fail to comply with the DOT regulations or if those regulations become more stringent, we could be subject to increased inspections, audits, or compliance burdens. Regulatory authorities could take remedial action including imposing fines, suspending, or shutting down our Wholesale Express operations.
Environmental Laws and Regulations. We are subject to a variety of federal, state, and local environmental laws and regulations that pertain to our operations. The regulations concern material storage, air quality, waste handling, and water pollution control. The regulations also regulate our use and operation of gasoline storage tanks, gasoline dispensing equipment, oil tanks, and paint booths among other things. Our business involves the use, handling, and disposal of hazardous materials and wastes, including motor oil, gasoline, solvents, lubricants, paints, and other substances. We manage our compliance through permitting and operational control.
Facilities and Personnel. Our facilities and business operations are subject to laws and regulations relating to environmental protection and health and safety, and our employment practices are subject to various laws and regulations, including complex federal, state, and local wage and hour and anti-discrimination laws. We may also be liable for employee misconduct and violations of laws or regulations to which we are subject.
Federal Advertising Regulations. The Federal Trade Commission ("FTC") has authority to take actions to remedy or prevent advertising practices that it considers to be unfair or deceptive and that affect commerce in the United States. If the FTC takes the position in the future that any aspect of our business constitutes an unfair or deceptive advertising practice, responding to such allegations could require us to pay significant damages, settlements, and civil penalties, or could require us to make adjustments to our products and services, any or all of which could result in substantial adverse publicity, loss of participating dealers, lost revenue, increased expenses, and decreased profitability.
Federal Antitrust Laws. The antitrust laws prohibit, among other things, any joint conduct among competitors that would lessen competition in the marketplace. Some of the information that we may obtain from dealers may be sensitive and, if disclosed inappropriately, could impede competition or otherwise diminish independent pricing activity. A governmental or private civil action alleging the improper exchange of information, or unlawful participation in price maintenance or other unlawful or anticompetitive activity, even if unfounded, could be costly to defend and adversely impact our ability to maintain and grow our business.
In addition, governmental or private civil actions related to the antitrust laws could result in orders suspending or terminating our ability to do business or otherwise altering or limiting certain of our business practices, including the manner in which we handle or disclose pricing information, or the imposition of significant civil or criminal penalties, including fines or the award of significant damages against us in class action or other civil litigation.
Other. In addition to these laws and regulations that apply specifically to our business, we are also subject to laws and regulations affecting public companies, including securities laws and the listing rules of The Nasdaq Stock Market ("Nasdaq"). The violation of any of these laws or regulations could result in administrative, civil, or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, sales and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.
The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to continuous change. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, loss of participating dealers, lost revenue, increased expenses, and decreased profitability. Further, investigations by government agencies, including the FTC, into allegedly anticompetitive, unfair, deceptive or other business practices by us, could cause us to incur additional expenses and, if adversely concluded, could result in substantial civil or criminal penalties and significant legal liability.
Employees
As of December 31, 2022, we had approximately 2,717 full time and 84 part-time employees.
Available Information
Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Additionally, the SEC maintains a website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided as a supplement to, and should be read in conjunction with, our audited Consolidated Financial Statements and the accompanying notes included in this 2022 Form 10-K. Unless differences among reportable segments are material to an understanding of our business taken as a whole, we present the discussion in this MD&A on a consolidated basis. Terms not defined in this MD&A have the meanings ascribed to them in the Consolidated Financial Statements. All dollars are reported in thousands, except per share and per unit amounts.
Organization
RumbleOn was incorporated in October 2013 under the laws of the State of Nevada as SmartServer, Inc. In 2016, following the acquisition of SmartServer by RumbleOn founders Marshall Chesrown and Steven Berrard, we changed our name to RumbleOn, Inc. Since that time, we have grown our business through organic development and strategic acquisitions into the first and only true Omnichannel powersports retailer. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people, in more places than ever before.
Overview
RumbleOn is the nation’s first and largest technology-based online and in-store marketplace in powersports, leveraging proprietary technology to transform the powersports supply chain from acquisition of supply through distribution of retail and wholesale. RumbleOn provides an unparalleled technology suite and ecommerce experience, a national footprint of physical locations, and full-line manufacturer representation to transform the entire customer experience. Our goal is to integrate the best of both the physical and the digital, and make the transition between the two seamless.
We buy and sell new and used vehicles through multiple company-owned websites and affiliate channels, as well as via our proprietary cash offer tool and network of more than 55 company-owned retail locations and fulfillment centers at December 31, 2022 primarily located in the Sunbelt. Deepening our presence in existing markets and expanding into new markets through strategic acquisitions perpetuates our mission to change the customer experience in powersports and build market share, which together represent our North Star. Our cash offer technology brings in high quality inventory, which attracts more riders and drives volume in used unit sales. As a result of our growth to date, RumbleOn enjoys a leading, first-mover position in the highly fragmented $100 billion+ powersports market.
RumbleOn’s powersports business offers motorcycles, all-terrain vehicles, utility terrain vehicles, personal watercraft, and all other powersports products, parts, apparel, and accessories. Facilitating our platform, RumbleOn’s retail distribution locations represent all major OEMs and their representative brands, including those listed below.

RumbleOn’s Representative Brands
Alumacraft	Intense	Soul Saver (bicycles)
Argo	Kawasaki	Specialized (bicycles)
Benelli	Kayo	Speed/UTV
Bennington (boats)	Kayo Sports	Spyder
Blazer Boats	KTM	SSR
BMW	Lynx (Snowmobiles)	SSR Motorsports
Can-Am	MAGICTILT Jet skis	STACYC (electric)
CF Moto	Manitou	Suzuki
Crevalle Boats	Manitou (Boats)	TideWater
Cub Cadet (mowers)	Mercury (Boats)	Tidewater (Boats)
Ducati	Polaris	TIGE (Boats)
Gas-Gas	Polaris Slingshot	Timbersled (Snow)
Hammerhead Off-Road	Ranger Boats	Trailmaster (off-road/gocarts)
Harley-Davidson	Ryker	Triumph
Hisun	Scarab	Vanderhall
Honda	Sea-Doo	Wellcraft (Boats)
Huricane Boats	Segway Powersports	Yamaha
Indian	Ski-Doo	Yamaha Marine
Indian Motorcycles	Slingshot	Zero Motorcycles

RumbleOn leverages technology and data to streamline operations, improve profitability, and drive lifetime engagements with our customers by offering a best-in-class customer experience with unmatched Omnichannel capabilities. Our Omnichannel platform offers consumers the fastest, easiest, and most transparent transactions available in powersports. RumbleOn customers have access to the most comprehensive powersports vehicle offering, including the ability to buy, sell, trade, and finance online, in store at any of our brick-and-mortar locations, or both. RumbleOn offers financing solutions for consumers; trusted physical retail and service locations; online and in-store instant cash offers, and unparalleled access to pre-owned inventory; and apparel, parts, service, and accessories.
KEY OPERATING METRICS
We regularly review a number of key operating metrics to evaluate our segments, measure our progress, and make operating decisions. Our key operating metrics reflect what we believe will be the primary drivers of our business, including increasing brand awareness, maximizing the opportunity to source vehicles from consumers and dealers, and enhancing the selection and timing of vehicles we make available for sale to our customers.
RumbleOn completed its business combinations with RideNow Powersports, the nation’s largest powersports retailer group with 41 retail locations, primarily across the Sunbelt (“RideNow”) on August 31, 2021 (the “RideNow Closing Date”). On February 18, 2022 (the “Freedom Closing Date”), the Company completed its acquisition of Freedom Powersports, LLC (“Freedom Powersports”) and Freedom Powersports Real Estate, LLC (“Freedom Powersports - RE” and together with Freedom Powersports, the “Freedom Entities”), a retailer group with 13 retail locations in Texas, Georgia, and Alabama.
The Key Operating Metrics table below includes the results of the Freedom Entities exclusively from the Freedom Closing Date through December 31, 2022. Please note that results of RideNow and Freedom Powersports prior to the RideNow Closing Date and Freedom Closing Date are not reflected in the presentation below. Increases in line items within the powersports segment are primarily the result of the acquisitions and the reader should note that most period-over-period dollar comparisons (as opposed to per unit amounts) are materially impacted by the introduction of the new businesses (the “Acquisition Effect”).

Powersports Segment
Revenue
Revenue of is comprised of vehicle sales, finance and insurance products bundled with retail vehicle sales (“F&I”), and parts, service and accessories/merchandise (“PSA”). We sell both new and pre-owned vehicles through retail and wholesale channels. F&I and PSA revenue is almost exclusively earned through retail channels. These sales channels provide us the opportunity to maximize profitability through increased sales volume and lower average days to sale by selling through the channel where the opportunity is the greatest at any given time based on customer demand, market conditions or inventory availability. The number of vehicles sold to any given channel may vary from period to period these factors. Subject to the resulting Demand/Supply Imbalances, as discussed elsewhere in this MD&A, we expect pre-owned vehicle sales to increase as we begin to utilize a combination of brand building and direct response channels to efficiently source and scale our addressable markets while expanding our suite of product offerings to consumers who may wish to trade-in or to sell us their vehicle independent of a retail sale. Factors primarily affecting pre-owned vehicle sales include the number of retail pre-owned vehicles sold and the average selling price of these vehicles.
Gross Profit
Gross profit generated on vehicle sales reflects the difference between the vehicle selling price and the cost of revenue associated with acquiring the vehicle and preparing it for sale. Cost of revenue includes the vehicle acquisition cost, inbound transportation cost, and particularly for pre-owned vehicles, reconditioning costs (collectively, we refer to reconditioning and transportation costs as “Recon and Transport”). The aggregate gross profit and gross profit per vehicle vary across vehicle type, make, model, etc. as well as through retail and wholesale channels, and with regard to gross profit per vehicle, are not necessarily correlated with the sale price. Vehicles sold through retail channels generally have the highest dollar gross profit per vehicle given the vehicle is sold directly to the consumer. Pre-owned vehicles sold through wholesale channels, including directly to other dealers or through auction channels, including via our dealer-to-dealer auction market, generally have lower margins and do not include other ancillary gross profit attributable to financing and accessory. Factors affecting gross profit from period to period include the mix of new versus used vehicles sold, the distribution channel through which they are sold, the sources from which we acquired such inventory, retail market prices, our average days to sale, and our pricing strategy. We may opportunistically choose to shift our inventory mix to higher or lower cost vehicles, or to opportunistically raise or lower our prices relative to market to take advantage of Demand/Supply Imbalances in our sales channels, which could temporarily lead to gross profits increasing or decreasing in any given channel.
Vehicles Sold
We define vehicles sold as the number of vehicles sold through both wholesale and retail channels in each period, net of returns. Vehicles sold is the primary driver of our revenue and, indirectly, gross profit. Vehicles sold also enables complementary revenue streams, such as financing. Vehicles sold increases our base of customers and improves brand awareness and repeat sales. Vehicles sold also provides the opportunity to successfully scale our logistics, fulfillment, and customer service operations.
Total Gross Profit per Unit (Powersports Segment)
Total gross profit per unit is the aggregate gross profit of the powersports segment in a given period, divided by retail powersports units sold in that period. The aggregate gross profit of the powersports segment includes gross profit generated from the sale of new and used vehicles, income related to the origination of loans originated to finance the vehicle, revenue earned from the sale of F&I products including extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, gross profit on the sale of PSA products, and gross profit generated from wholesale sales of vehicles.
Vehicle Logistics Segment
Revenue
Revenue is derived from freight brokerage agreements with dealers, distributors, or private party individuals to transport vehicles from a point of origin to a designated destination. The freight brokerage agreements are fulfilled by independent third-party transporters who must meet our performance obligations and standards. Wholesale Express is considered the principal in the delivery transactions since it is primarily responsible for fulfilling the service. In the normal course of operations, Wholesale Express also provides transportation services to Wholesale Inc.

Vehicles Delivered
We define vehicles delivered as the number of vehicles delivered from a point of origin to a designated destination under freight brokerage agreements with dealers, distributors, or private parties. Vehicles delivered are the primary driver of revenue and in turn profitability in the vehicle logistics segment.
Total Gross Profit Per Unit
Total gross profit per vehicle transported represents the difference between the price received from non-affiliated customers and our cost to contract an independent third-party transporter divided by the number of third party vehicles transported.
Results of Operations
Year Ended December 31, 2022 Compared to December 31, 2021

	Year Ended December 31,
	2022	2021	YoY Change
Revenue
Powersports	$1,033,919	$323,303	$710,616
Parts, service, accessories	247,562	66,969	180,593
Finance and insurance, net	123,418	29,133	94,285
Vehicle logistics	54,038	43,878	10,160
Total revenue	$1,458,937	$463,283	$995,654
Gross Profit
Powersports	$194,151	$58,431	$135,720
Vehicle logistics	11,878	9,600	2,278
Parts, service, accessories	112,204	30,267	81,937
Finance and insurance	123,418	29,133	94,285
Total Gross Profit	$441,651	$127,431	$314,220
Total SG&A Expenses	$354,496	$140,195	$214,301
Operating Loss from Continuing Operations	$(260,132)	$(18,771)	$(241,361)
Loss from Continuing Operations, net	$(233,539)	$(17,826)	$(215,713)
Net Loss	$(261,513)	$(9,725)	$(251,788)
Adjusted EBITDA (1)	$120,871	$24,149	$96,722
_________________________
(1) Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. We believe that Adjusted EBITDA is a useful measure to us and to our investors because it excludes certain financial and capital structure items that we do not believe directly reflect our core business and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core business. See the section titled “Adjusted EBITDA” below for a reconciliation of Adjusted EBITDA to Net Loss.
Revenue
Total revenue increased by $995,654 to $1,458,937 for the year ended December 31, 2022 compared to $463,283 in 2021. Revenue from powersports vehicles, F&I, and PSA increased $985,493 in total, with new vehicle sales contributing $471,340, a category which the Company did not sell before the acquisitions of RideNow and Freedom Powersports.
On a unit basis, the Company sold 51,028 more powersports vehicles in 2022 than in 2021, driven by an increase of 53,646 units sold through retail channels resulting from the Acquisition Effect, partially offset by 2,618 fewer units sold through wholesale channels.
Gross Profit
Gross profit increased in total by $314,220 during the year ended December 31, 2022 compared to 2021, driven collectively by the Acquisition Effect of significantly greater vehicle sales, partially offset by a decrease in the gross margin dollars per unit sold. Gross profit attributable to powersports vehicles, F&I, and PSA increased $311,941, primarily driven by the Acquisition Effect, while gross profit attributable to vehicle logistics and transportation increased $2,278.

Powersports Metrics (dollars in thousands except per unit)

	Year Ended December 31,
	2022	2021	YoY Change
Revenue
New retail vehicles	$640,972	$169,632	$471,340
Used vehicles
Retail	371,695	86,072	285,623
Wholesale	21,252	67,599	(46,347)
Total used vehicles	392,947	153,671	239,276
Finance and insurance, net	123,418	29,133	94,285
Parts, service and accessories	247,562	66,969	180,593
Total revenue	$1,404,899	$419,405	$985,494

Gross Profit
New retail vehicles	$125,828	$33,278	$92,550
Used vehicles
Retail	67,378	10,609	56,769
Wholesale	945	14,545	(13,600)
Total used vehicles	68,323	25,154	43,169
Finance and insurance, net	123,418	29,133	94,285
Parts, service and accessories	112,204	30,267	81,937
Total gross profit	$429,773	$117,832	$311,941

Vehicle Unit Sales
New retail vehicles	41,649	10,555	31,094
Used vehicles
Retail	28,151	5,599	22,552
Wholesale	3,613	6,231	(2,618)
Total used vehicles	31,764	11,830	19,934
Total vehicles sold	73,413	22,385	51,028

Revenue per vehicle
New retail vehicles	$15,390	$16,071	$(681)
Used vehicles
Retail	13,204	15,373	(2,169)
Wholesale	5,882	10,849	(4,967)
Total used vehicles	12,371	12,990	(619)
Finance and insurance, net	1,770	1,803	(33)
Parts, service and accessories	3,547	4,146	(599)
Total revenue per retail vehicle	$19,825	$21,778	$(1,953)

Gross Profit per vehicle
New vehicles	$3,021	$3,153	$(132)
Used vehicles	$2,151	$2,126	$25
Finance and insurance, net	$1,770	$1,803	$(33)
Parts, service and accessories	$1,608	$1,874	$(266)
Total gross profit per vehicle (1)	$6,159	$7,294	$(1,135)
____________________
(1) Calculated as total gross profit divided by new and used retail powersports units sold.

Revenue
Total powersports vehicle revenue increased by $985,494 to $1,404,899 for the year ended December 31, 2022 compared to $419,405 in 2021. The Acquisition Effect specific to new vehicles, F&I and PSA revenue accounted for approximately $471,340, $94,285, and $180,593, respectively, of the increase; the Company did not sell new vehicles prior to the acquisitions of RideNow and Freedom Powersports. The total number of vehicles sold increased by 51,028 to 73,413 for the year ended December 31, 2022, driven primarily from the Acquisition Effect; new vehicle sales accounted for 31,094 of the increase, used units sold through retail channels increased by 22,552, offset by 2,618 fewer used units sold through wholesale channels. During the year ended December 31, 2022, the Company earned, on average, $13,943 more in total revenue per vehicle from retail customers than wholesale customers. Overall, the average revenue per vehicle decreased by $1,953 from $21,778 to $19,825, much of which is attributable to price levels normalizing during the year ended December 31, 2022 as Demand/Supply Imbalances softened in the overall market.
We believe that average revenue per vehicle is a relatively high number given historical trends for these businesses and we attribute that to a combination of (i) product mix, with in demand vehicles like UTVs and side-by-sides commanding higher prices, supplemented by (ii) elevated pricing of both new and used vehicles given the Demand / Supply Imbalance. We anticipate that unit purchasing levels and sales will continue to grow as we increase penetration in existing markets, build out fulfillment centers and acquire new dealers.
Gross Profit
Powersports vehicle gross profit increased by $311,941 for the year ended December 31, 2022 compared to 2021. This increase in gross profit was primarily due to the Acquisition Effect; $92,550 was specific to new vehicles, $56,769 was due to used retail vehicle sales and F&I, and PSA collectively accounted for $176,222 of the increase. The overall increases in gross profit were partially offset by a decrease of $(13,600) in gross profit from used wholesale vehicle sales, as the Company shifted towards selling vehicles through its more profitable retail channels where feasible. Gross profit per retail vehicle sold decreased $(1,135) per unit, from $7,294 in 2021 to $6,159 in 2022. Macroeconomic conditions were the primary driver of the decrease in gross profit per unit, as the Demand / Supply Imbalance and impacts of the COVID-19 pandemic softened throughout the year ended December 31, 2022, resulting in more competitive market pricing.
Year Ended December 31, 2022 Compared to December 31, 2021
Vehicle Logistics Metrics - before intercompany eliminations (dollars in thousands except per unit)

	Year Ended December 31,
	2022	2021	YoY Change
Revenue	$57,317	$48,804	$8,513
Gross Profit	$12,307	$9,600	$2,707
Vehicles transported	89,685	84,540	5,145
Revenue per vehicle transported	$639	$577	$62
Gross Profit per vehicle transported	$137	$114	$23
Revenue
Total revenue increased by $8,513 or 17.4% to $57,317 for the year ended December 31, 2022 compared to $48,804 in 2021. The increase in total revenue resulted from the transport of 89,685 vehicles at revenue per vehicle transported of $639 compared to revenue from the transport of 84,540 vehicles at a revenue per vehicle transported of $577 in 2021.
In the normal course of operations, the Company utilizes transportation services of its vehicle logistics and transportation services segment. For the years ended December 31, 2022 and 2021, intercompany freight services provided by Wholesale Express were $3,278 and $4,925, respectively and were eliminated in the consolidated financial statements.
Gross Profit
Total gross profit for the year ended December 31, 2022 increased $2,707 or 28.2% to $12,307, or $137 per vehicle transported, as compared to $9,600 or $114 per vehicle transported in 2021. The increased gross profit was attributed to an increase in both number of vehicles transported as well as higher revenue per vehicle transported and gross profit per vehicle transported.
Year Ended December 31, 2022 Compared to December 31, 2021
Selling, General and Administrative Expense
Selling, general and administrative expenses include costs and expenses for compensation and benefits, advertising and marketing, development and operating our product procurement and distribution system, managing our logistics system, and other corporate overhead expenses, including expenses associated with technology development, legal, accounting, finance, and business development. Selling, general and administrative expenses will continue to increase in future periods as we execute and aggressively expand our business through increased marketing spending and the addition of management and support personnel to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures, but we anticipate they will decline as a percentage of sales revenue.

	December 31,		YOY
	2022	2021	Change
Compensation and related costs	$209,159	$52,179	$156,980
Stock based compensation	9,372	29,219	(19,847)
Advertising and marketing	30,767	13,243	17,524
Technology development and software	3,352	1,992	1,360
Facilities	42,066	8,913	33,153
General and administrative	59,780	34,649	25,131
Total SG&A Expenses	$354,496	$140,195	$214,301
Selling, general and administrative expenses increased by $214,300 for the year ended December 31, 2022 compared to 2021. In each case other than technology development and software, the increases were the result of the Acquisition Effect, with over 2,000 additional employees, marketing initiatives at the store level, general and administrative costs associated with a larger team, and lease/facility expense related to 55+ new locations from the RideNow Transaction and Freedom Transaction. In the case of technology and development, the Company continued to drive forward strategic technology projects focused on inventory management, infrastructure, and integration efforts.
Depreciation and Amortization
Depreciation and amortization increased by $17,004 to $23,011 for the year ended December 31, 2022 compared to $6,007 for 2021. The increase in depreciation and amortization is a result of the cumulative investments made in connection with the development of the business which included capitalized technology acquisition and development costs of $7,003 and $10,355 in additions to property and equipment for the year ended December 31, 2022 as compared to $1,266 of capitalized technology acquisition and development costs and $2,707 in additions to property and equipment for the year ended December 31, 2021. For the year ended December 31, 2022, amortization of capitalized technology development was $4,711 as compared to $1,710 for the same period of 2021. Amortization of non-compete agreements was $10,601 during the year ended December 31, 2022 as compared to $2,479 for the same period of 2021. Depreciation and amortization on vehicle, furniture, equipment and leasehold improvements was $7,766 as compared to $210 for the same period of 2021.
Interest Expense
Interest expense increased $37,870 to $52,164 for the year ended December 31, 2022 compared to $14,294 in 2021. Interest expense consists of interest on the: (i) term loan credit agreement (the “Oaktree Credit Facility”); (ii) various floorplan facilities, including the used powersports inventory financing credit facility with J.P. Morgan; (iii) private placement notes; and (iv) convertible senior notes. The increase in interest expense for the year ended December 31, 2022 as compared to the same period of 2021 is primarily related to the acquisition of Freedom Powersports, as we borrowed $84,500 in new debt from the Oaktree Credit Facility to finance the Freedom Transaction. In addition, the Company assumed floorplan facilities as part of the Freedom Transaction, which were used throughout the year ended December 31, 2022 to finance the purchase of inventory. Overall higher interest rates on the Company’s borrowings throughout the year ended December 31, 2022 as compared to the same period of 2021 also contributed to higher interest expense. See Note 10-Notes Payable and Lines of Credit for additional discussion.

Seasonality
Historically, both the powersports and automotive industries have been seasonal with traffic and sales strongest in the spring and summer quarters. Sales and traffic are typically slowest in the winter quarter but increase typically in the spring season, coinciding with tax refunds and improved weather conditions. Given this seasonality, we expect our quarterly results of operations, including our revenue, gross profit, profit/loss, and cash flow to vary accordingly. Over time, we expect to normalize to seasonal trends in both segments, using data and logistics to move inventory to the right place, at the right time, at the right price.
Derivative Liability
In connection with our various financings, we undertake an analysis of each financial instrument to determine the appropriate accounting treatment, including which, if any require bifurcation into liability and equity components; we have determined that the following financings have such components:
Convertible Senior Notes
In connection with the issuance of the Convertible Senior Notes, a derivative liability was recorded at issuance with an interest make whole provision of $21 based on a lattice model using a stock price of $14.60, and estimated volatility of 55.0% and risk-free rates over the entire 10-year yield curve.
The change in value of the derivative liability for the year ended December 31, 2022 and 2021 was approximately $39 and $(8,799), respectively, and is included in change in derivative liability in the Consolidated Statement of Operations. The value of the derivative liability as of December 31, 2022 and 2021 was approximately $26 and $66, respectively.
Oaktree Warrant
In connection with providing the debt financing for the RideNow Transaction, and pursuant to the commitment letter executed on March 15, 2021, the Company issued warrants to purchase $40,000 of shares of Class B common stock to Oaktree Capital Management, L.P. and its lender affiliates (the “Warrant”). The initial warrant liability and deferred financing charge recognized was $10,950. The warrant liability was subject to remeasurement at each balance sheet date and any change in fair value was recognized as a component of change in derivative liability in the Consolidated Statements of Operations. The fair value of the Warrant was estimated using a Monte Carlo simulation based on a combination of level 1 and level 2 inputs. Upon closing of the RideNow Transaction, the warrants were considered equity linked contracts indexed to the Company’s stock and therefore met the equity classification guidance. As a result, the $19,700 was reclassified to additional paid-in-capital. The $10,950 deferred financing charge was reclassified as part of the debt discount related to the Oaktree Credit Agreement. The recognition of the warrant liability and deferred financing charge and the reclassification of the warrant liability to additional paid-in capital and the reclassification of the deferred financing charge to debt discount are non-cash items.
Stock-Based Compensation
In connection with the closing of the RideNow Transaction and the execution of the certain Executive Employment Agreements, the Company accelerated the vesting of and waived certain market-based share price hurdles for all then outstanding restricted stock units (“RSUs”) for all participants, which resulted in excess of $23,943 of incremental stock-based compensation for the year ended December 31, 2021.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income (loss) or net income (loss) as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.
Adjusted EBITDA is defined as net income (loss) adjusted to add back interest expense, depreciation and amortization, changes in derivative liabilities and certain recoveries, income tax benefits, and other non-recurring costs, as these charges and expenses are not considered a part of our core business operations and are not necessarily an indicator of ongoing, future company performance.
Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.
For the years ended December 31, 2022 and 2021, adjustments to calculating Adjusted EBITDA are primarily comprised of:
•Non-cash stock-based compensation expense recorded in the Consolidated Statement of Operations,
•Transaction costs associated with the RideNow Transaction and Freedom Transaction, which primarily include professional fees and third-party costs,
•Purchase accounting adjustments, which represent one-time expenses related to the Freedom Transaction and RideNow Transaction,
•Forgiveness of the PPP loan,
•Lease expense associated with favorable related party leases in excess of contractual lease payments,
•Charges for the settlement of disputes and claims with former minority shareholders of RideNow,
•Expenses attributable to a discontinued project in Fort Worth, Texas,
•Charges for impairment of goodwill and franchise rights,
•Gain on the sale of a dealership,
•Costs attributable to unused lease costs, and
•Other non-recurring costs, which includes items not indicative of our ongoing operating performance. For the year ended December 31, 2022, the balance was primarily comprised of integration costs and professional fees associated with the Freedom Transaction and the RideNow Transaction, technology implementation, legal matters, establishment of the ROF secured loan facility, and a death benefit to the estate of the Company’s former Chief Financial Officer and director. For the year ended December 31, 2021, the balance was primarily related to litigation expenses and a death benefit to the estate of the Company’s former Chief Financial Officer and director.

The following tables reconcile Adjusted EBITDA to net loss for the periods presented:

	December 31,
	2022	2021
Net loss	$(261,513)	$(9,725)
Income (loss) from discontinued operations, net	(27,974)	8,101
Income (loss) from continuing operations, net	$(233,539)	$(17,826)
Add back:
Interest expense	52,165	14,294
Depreciation and amortization	23,011	6,007
Income tax benefit	(71,986)	(23,466)
EBITDA	$(230,349)	$(20,991)
Adjustments:
Change in derivative and warrant liabilities	(39)	8,799
Costs attributable to store openings and closures	233	—
Expenses for discontinued project in Fort Worth, Texas	2,141	—
Gain on sale of dealership	(3,898)	—
Impairment of goodwill and franchise rights	324,276	—
Lease expense associated with favorable related party leases in excess of contractual lease payments	1,340	—
Settlement costs	8,381	—
Other non-recurring costs	9,792	2,025
PPP Loan forgiveness	(2,509)	(572)
Purchase accounting related	177	1,388
Stock based compensation	9,372	29,219
Transaction costs	1,954	4,281
Adjusted EBITDA	$120,871	$24,149

Liquidity and Capital Resources
Our primary sources of liquidity are available cash, amounts available under our floor plan lines of credit, and monetization of our retail loan portfolio. On October 26, 2022, the Company entered into a $75,000 used powersports inventory financing credit facility with J.P. Morgan.
During the year ended December 31, 2022, we drew $84,500 from the Oaktree Credit Facility, which was used to finance a portion of the cash consideration for the Freedom Transaction. On December 31, 2022, the Company paid down $15,000 towards the Oaktree Credit Facility. As of December 31, 2022, the Oaktree Credit Facility provides for up to $35,500 in additional financing that may be used for acquisitions and up to an additional $100,000 in incremental financing that may be used for acquisitions and working capital purposes.
Our financial statements reflect estimates and assumptions made by management that affect the carrying values of the Company’s assets and liabilities, disclosures of contingent assets and liabilities, and the reported amounts of revenue and expenses during the reporting period. The judgments, assumptions and estimates used by management are based on historical experience, management’s experience, and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ materially from these judgments and estimates, which could have a material impact on the carrying values of the Company’s assets and liabilities and the results of operations.
The Company's consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which assumes the continuity of operations, the realization of assets and the satisfaction of liabilities as they come due in the normal course of business. Management believes that current working capital, results of operations, and existing financing arrangements are sufficient to fund operations for at least one year from the financial statement date.
We had the following liquidity resources available as of December 31, 2022 and December 31, 2021:

	December 31,
	2022	2021
Cash	$46,762	$46,458
Restricted cash (1)	10,000	3,000
Total cash and restricted cash	56,762	49,458
Availability under short-term revolving facilities	137,518	124,116
Committed liquidity resources available	$194,280	$173,574

(1) Amounts included in restricted cash are primarily comprised of the deposits required under the Company’s various floorplan lines of credit and RumbleOn Finance line of credit.
As of December 31, 2022 and 2021, excluding operating lease liabilities and the derivative liability, the outstanding principal amount of indebtedness was $599,815 and $384,585, respectively, summarized in the table below. See Note 10-Notes Payable and Lines of Credit, Note 11-Convertible Notes, and Note 12-Stockholders Equity to our consolidated financial statements included in Part II, Item 8, Financial Statements and Supplementary Data of this 2022 Form 10-K for further information on our debt.

	December 31,
	2022	2021
Asset-Based Financing:
Inventory	$225,431	$97,278
Total asset-based financing	225,431	97,278
Term loan facility	346,066	279,300
RumbleOn Finance secured loan facility	25,000	—
Unsecured senior convertible notes	38,750	39,006
PPP and other loans	—	4,472
Total debt	635,247	420,056
Less: unamortized discount and debt issuance costs	(35,432)	(35,471)
Total debt, net	$599,815	$384,585
The following table sets forth a summary of our cash flows.

	December 31,
	2022	2021
Net cash used in operating activities of continuing operations	$(46,727)	$(15,349)
Net cash used in investing activities of continuing operations	(82,204)	(378,831)
Net cash provided by financing activities of continuing operations	136,235	441,230
Net cash (used in) provided by discontinued operations	(699)	1,408
Net increase in cash	$6,605	$48,458
Operating Activities
Our primary sources of operating cash flows result from the sales of new and pre-owned vehicles and ancillary products. Our primary uses of cash from operating activities are purchases of inventory, parts and merchandise, cash used to acquire customers, technology development, and personnel-related expenses. For the year ended December 31, 2022, net cash used in operating activities of $(46,727) decreased by $31,378 compared to net cash used in operating activities of $(15,349) in 2021, primarily driven by higher operating income. Excluding charges for impairment of goodwill and franchise rights of $324,276 recognized during the year ended December 31, 2022, net income increased $72,488 as compared to the same period in 2021.
The majority of the changes in finance receivables are accompanied by changes in line of credit and notes payable, which are issued to fund powersports vehicle loans originated by RumbleOn Finance. Proceeds from the RumbleOn Finance line of credit were $25,000 for the year ended December 31, 2022 and are separately reflected as cash from financing activities. Due to the presentation differences between finance receivables and proceeds from the RumbleOn Finance line of credit on the consolidated statements of cash flows, fluctuations in these amounts can have a significant impact on our operating and financing cash flows without affecting our overall liquidity, working capital or cash flows.
Investing Activities
Our primary use of cash for investing activities is for technology development and acquisitions to expand our operations. Cash used in investing activities for the year ended December 31, 2022 was $82,204, a decrease of $296,627 compared to 2021.
The decrease in cash used in investing activities results was primarily driven by a decrease of $301,730 in cash used in acquisitions. For the year ended December 31, 2022, cash used for acquisitions net of cash received of $69,584 was primarily comprised of: (i) $64,346 in cash used for the acquisition of Freedom Powersports, (ii) $4,733 for the acquisition of two Polaris franchises in Texas, and (iii) $505 for the acquisition of a Honda franchise in Texas. For the year ended December 31, 2021, cash used for acquisitions net of cash received of $371,314 was primarily comprised of cash used for the acquisitions of RideNow and RNBeach, LLC (“Beach”).

The overall decrease for the year ended December 31, 2022 was partially offset by an increase of $5,132 in capitalized technology development costs as compared to 2021.
Financing Activities
Cash flows from financing activities primarily relate to our short and long-term debt activity and proceeds from equity issuances which have been used to provide working capital and for general corporate purposes, including paying down our short-term revolving facilities. Cash provided by financing activities was $136,235 for the year ended December 31, 2022 compared to $441,230 for 2021. The $(304,995) decrease in cash provided by financing activities for the year ended December 31, 2022 as compared to the same period of 2021 was a result of: (i) a decrease of ($191,241) in proceeds from two stock offerings that occurred in 2021; (ii) a decrease of ($176,951) in net proceeds from senior secured debt; and (iii) an increase in repayments of deb and mortgage notes of $(49,082), which includes a voluntary principal repayment of $15,000 to the Oaktree Credit Facility. The overall decrease was partially offset by (i) an increase of $32,362 in borrowings from non-trade floor plan lines, (ii) an increase of $25,000 in borrowings on the RumbleOn Finance line of credit to fund loan receivables, and (iii) an increase of $8,297 in proceeds from the issuance of notes during the year ended December 31, 2022 as compared to the same period of 2021.
Off-Balance Sheet Arrangements
As of December 31, 2022, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.
Acquisition of Freedom Powersports
On February 18, 2022, the Company closed on the acquisition of Freedom Powersports, which included all business and real estate assets, subject to customary net working capital and indebtedness adjustments, for an aggregate consideration of approximately $129,971. The aggregate consideration consisted of approximately $83,291 for the Freedom Powersports business and approximately $46,680 for acquired real estate properties, including the payoff of outstanding mortgage debt on the real estate assets in the aggregate amount of approximately $27,025. The aggregate consideration was paid using cash on hand, $84,500 drawn from the Company’s delayed draw facility under the Oaktree Credit Facility, and the issuance of 1,048,718 restricted shares of RumbleOn Class B common stock. The restricted shares were subject to a six-month lock-up and resale registration rights.
Funding of RumbleOn’s Consumer Finance Subsidiary
On February 4, 2022, RumbleOn Finance (“ROF”) and ROF SPV I, LLC, an indirect subsidiary of RumbleOn, entered into a secured loan facility (“Consumer Finance Facility”) primarily to provide up to $25,000 for the underwriting of consumer loans underwritten by ROF. Credit Suisse AG, New York Branch (“Credit Suisse”) is the managing agent of the loan agreement, and RumbleOn Finance is the borrower. All loans under this agreement are secured by certain collateral including the consumer finance loans purchased by the ROF Consumer Finance Facility.
Credit Suisse provided customary representations and covenants under the agreements which include financial covenants and collateral performance covenants. Loans sold to or in the ROF Consumer Finance Facility are subject to certain eligibility criteria, concentration limits and reserves.
Related Party Software License
On January 19, 2022, the Audit Committee approved, and the Company entered into two agreements with Bidpath Incorporated, a company owned by Adam Alexander, a director of the Company, that provides the Company with (i) a perpetual, non-exclusive license to the then-current source code, as well as all future source code, of foundational technology for our inventory management platform, and (ii) support and maintenance services, all of which remain in development as of December 31, 2022.
The Company has made cash payments totaling $3,600 for the license during the year ended December 31, 2022. The Company pays, on monthly basis since the agreement was signed, $30 for the support and maintenance services. The initial term is thirty-six (36) months but can be terminated by either party at any time by providing sixty (60) days' notice to the other party.

Repayment of Convertible Note
On January 31, 2022, the Company made its final scheduled payment on the convertible note entered into on February 3, 2019 in connection of the acquisition of AutoSport. The carrying amount on the Company’s balance sheet as of December 31, 2022 was $0.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles ("GAAP"). The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.
Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. Refer to Note 1 — Description of Business and Summary of Significant Accounting Policies of the consolidated financial statements included in Part II, Item 8, Financial Statements and Supplementary Data, of this 2022 Form 10-K, for more detailed information regarding our critical accounting policies.
Revenue Recognition
We adopted ASC 606, Revenue from Contracts with Customers on January 1, 2018 using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the manner in which we historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of our revenue recognition, and we recognized no cumulative effect adjustment upon adoption.
For vehicles sold at wholesale to dealers we satisfy our performance obligation for vehicles sales when the wholesale purchaser obtains control of the underlying vehicle, which is upon delivery when the transfer of title, risks and rewards of ownership and control pass to the dealer. We recognize revenue at the amount we expect to receive for the pre-owned vehicle, which is the fixed price determined at the auction. The purchase price of the wholesale vehicle is typically due and collected within 30 days of delivery of the wholesale vehicle.
For vehicles sold to consumers the purchase price is set forth in the customer contracts at a stand-alone selling price which is agreed upon prior to delivery. We satisfy our performance obligation for pre-owned vehicle sales upon delivery when the transfer of title, risks and rewards of ownership and control pass to the customer. We recognize revenue at the agreed upon purchase price stated in the contract, including any delivery charges, less an estimate for returns. Our return policy allows customers to initiate a return during the first three days after delivery. Estimates for returns are based on an analysis of historical experience, trends and sales data. Changes in these estimates are reflected as an adjustment to revenue in the period identified. The amount of consideration received for pre-owned vehicle sales to consumers includes noncash consideration representing the value of trade-in vehicles, if applicable, as stated in the contract. Prior to the delivery of the vehicle, the payment is received, or financing has been arranged. Payments from customers that finance their purchases with third parties are typically due and collected within 30 days of delivery of the pre-owned vehicle. In future periods additional provisions may be necessary due to a variety of factors, including changing customer return patterns due to the maturation of the online vehicle buying market, macro- and micro-economic factors that could influence customer return behavior and future pricing environments. If these factors result in adjustments to sales returns, they could significantly impact our future operating results. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.
Vehicle logistics revenue is generated primarily by entering into freight brokerage agreements with dealers, distributors, or private party individuals to transport vehicles from a point of origin to a designated destination. The transaction price is based on the consideration specified in the customer's contract. A performance obligation is created when the customer under a transportation contract submits a bill of lading for the transport of goods from origin to destination. These performance obligations are satisfied as the shipments move from origin to destination. The freight brokerage agreements are fulfilled by independent third-party transporters. While the Company is primarily responsible for fulfilling to customers, these transporters are obligated to meet our performance obligations and standards. Performance obligations are short-term, with transit days less than one week. Generally, customers are billed either upon shipment of the vehicle or on a monthly basis, and remit payment according to approved payment terms, generally not to exceed 30 days. Revenue is recognized as risks and rewards of transportation of the vehicle is transferred to the owner during delivery. Wholesale Express is considered the principal in the delivery transactions since it is primarily responsible for fulfilling the service. As a result, revenue is recorded gross.
In the fourth quarter of 2022 and as first announced on the Company’s third quarter earnings call which took place on November 9, 2022, the Company disclosed its plan to explore strategic alternatives for its automotive segment. The Company is now expecting to wind down its wholesale automotive business in the first half of 2023. The Company’s 2023 revenue forecast only includes the sales of the remaining inventory at December 31, 2022, which represents a substantial reduction in revenues and earnings compared to historical periods. Management expects operations of the automotive segment to cease in fiscal year 2023 and its cash flow forecast reflects such facts and timelines.
Business Combinations
Total consideration transferred for acquisitions is allocated to the tangible and intangible assets acquired and liabilities assumed, if any, based on their fair values at the dates of acquisition. This purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets and other fair value adjustments with respect to certain assets acquired and liabilities assumed. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions determined by management. Any excess of purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as any contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of comprehensive income.

We use the income approach to determine the fair value of certain identifiable intangible assets including franchise rights. This approach determines fair value by estimating after-tax cash flows attributable to these assets over their respective useful lives and then discounting these after-tax cash flows back to a present value. We base our assumptions on estimates of future cash flows, expected growth rates, etc. We base the discount rates used to arrive at a present value as of the date of acquisition on the time value of money and certain industry-specific risk factors. We believe the estimated purchased franchise rights and non-compete intangible asset amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third-party would pay for the assets.
Refer to Note 2. Acquisitions for further discussion of the Company’s business combinations.
Goodwill
Goodwill represents the excess of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed in business combinations. Goodwill is tested for impairment annually as of October 1st, or whenever events or changes in circumstances indicate that an impairment may exist.
We have two reportable segments, operating segments, and reporting units, as defined in GAAP for segment reporting and goodwill testing: (1) powersports and (2) vehicle logistics, each of which is separately evaluated for purposes of goodwill testing. We first review qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount; if we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then our goodwill is not considered to be impaired. However, if based on the qualitative assessment we conclude that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, or if we elect to bypass the optional qualitative assessment as provided for under GAAP, we proceed with performing the quantitative impairment test.
Fair value estimates used in the quantitative impairment test are calculated using a combination of the income and market approaches. The income approach is based on the present value of future cash flows of each reporting unit, while the market approach is based on certain multiples of selected guideline public companies or selected guideline transactions. The approaches incorporate a number of market participant assumptions including future growth rates, discount rates, income tax rates and market activity in assessing fair value and are reporting unit specific. If the carrying amount exceeds the reporting unit's fair value, we recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. We recognize any impairment loss in operating income.

The fair value measurement associated with the quantitative goodwill and indefinite lived intangible assets test is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement. Significant changes in the underlying assumptions used to value goodwill and franchise rights could significantly increase or decrease the fair value estimates used for impairment assessments.
As disclosed in Note 8, the Company performed its annual goodwill and franchise rights impairment test on October 1, 2022 and subsequently updated its quantitative impairment test as of December 31, 2022 because a triggering event was identified due to declines in the Company’s market capitalization and other factors occurring in the fourth quarter of 2022. Impairment amounts recognized in the Company’s 2022 annual financial statements represent aggregate impairment charges recognized from both the October 1 and December 31, 2022 quantitative impairment tests.
In connection with its fourth quarter 2022 goodwill impairment test, the Company recognized noncash goodwill impairment charges of $26,039 to the Company’s automotive reporting unit, which is reported in discontinued operations, and $218,646 to the Company’s powersports reporting unit for the year ended December 31, 2022. The estimated fair value of the Company’s vehicle logistics reporting unit exceeded its carrying value and no impairment was required. The Company also recognized noncash franchise rights impairment charges of $105,630 to the Company’s powersports segment resulting from its fourth quarter 2022 impairment tests.
Newly Issued Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and earlier adoption is permitted beginning in the first quarter of fiscal 2019. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The purpose of this amendment is to create a two-tier rollout of major updates, staggering the effective dates between larger public companies and all other entities. This granted certain classes of companies, including Smaller Reporting Companies (“SRCs”), additional time to implement major FASB standards, including ASU 2016-13. Larger public companies will still have an effective date for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities are permitted to defer adoption of ASU 2016-13, and its related amendments, until the earlier of fiscal periods beginning after December 15, 2022. The Company will adopt ASU 2016-13 for its fiscal year beginning January 1, 2023, and does not expect it to have a material impact on its consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference the London Interbank Offered Rate ("LIBOR") or another reference rate expected to be discontinued due to reference rate reform. Additionally, entities can elect to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain conditions are met. In January 2021, the FASB issued ASU 2021-01, “Reference Rate Reform (Topic 848): Scope.” This ASU refines the scope of ASC 848 and clarifies some of its guidance as part of the Board's monitoring of global reference rate reform activities. The ASU permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities. In December 2022, the FASB issued ASU 2022-06, "Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848." This ASU defers the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. These new standards were effective upon issuance and generally can be applied to applicable contract modifications. While our senior secured debt and many of our floorplan arrangements utilize LIBOR as a benchmark for calculating the applicable interest rate, some of our floorplan arrangements have already transitioned to utilizing an alternative benchmark rate. We are continuing to evaluate the impact of the transition from LIBOR to alternative reference interest rates. We cannot predict the effect of the potential changes to or elimination of LIBOR, the establishment of alternative rates or benchmarks, and the corresponding effects on our cost of capital but do not expect a significant impact on our consolidated financial position, results of operations, and cash flows.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 instead of being recorded at fair value. The Company will adopt ASU 2021-08 for its fiscal year beginning January 1, 2023, and does not expect it to have a material impact on the Company’s financial statements.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm (PCAOB ID Number 248)	F-2
Report of Independent Registered Public Accounting Firm (FORVIS, LLP (formerly Dixon Hughes Goodman LLP), Charlotte, North Carolina, PCAOB Firm ID No. 686)	F-3
Report of Internal Controls of Financial Reporting	F-6
RumbleOn, Inc. Consolidated Balance Sheets as of December 31, 2022 and 2021	F-5
RumbleOn, Inc. Consolidated Statements of Operations For the Two Years Ended December 31, 2022 and 2021	F-6
RumbleOn, Inc. Consolidated Statement of Stockholders' Equity For the Two Years Ended December 31, 2022 and 2021	F-7
RumbleOn, Inc. Consolidated Statements of Cash Flows For the Two Years Ended December 31, 2022 and 2021	F-8
RumbleOn, Inc. Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
RumbleOn, Inc.
Opinion on the financial statements
We have audited the accompanying consolidated balance sheet of RumbleOn, Inc. (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2022, the related consolidated statements of operations, stockholders’ equity, and cash flows for the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
We also have audited the adjustments to the 2021 financial statements to retrospectively apply the presentation of discontinued operations, as described in Note 20. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2021 financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2021 financial statements taken as a whole.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company’s internal control over financial reporting as of December 31, 2022, based on criteria established in the 2013 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”), and our report dated March 16, 2023 expressed an adverse opinion.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Critical audit matters
The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Impairment of goodwill and franchise rights of Powersports Reporting Unit
As described further in note 8 to the financial statements, the Company performed impairment testing of goodwill and franchise rights of the Powersports reporting unit. As a result of performing the impairment tests, the Company recorded $218.6 million of goodwill impairment expense and $105.6 million of impairment expense associated with the Company’s franchise rights. The Company estimates the fair values of its reporting units using a combination of discounted cash flow analysis and market-based valuation methodologies. Management utilized a third-party valuation firm to assist with determining the estimated fair values used in the aforementioned impairment tests.
The principal consideration for our determination that impairment of goodwill and franchise rights of the Powersports reporting unit is a critical audit matter is the degree of auditor judgment required to assess the reasonableness of key inputs to valuation models used by management to estimate these fair values. Specifically, the key inputs which we determined required especially challenging, subjective or complex judgments included: (1) forecasted cash flows of the Powersports reporting unit and the attribution of those cash flows to certain assets of the reporting unit, (2) the implied control premium and (3) discount rates used to estimate the present values of the Powersport reporting unit’s forecasted cash flows. Performing audit procedures to evaluate management’s assumptions required the need to involve valuation specialists.
Our audit procedures related to the impairment of goodwill and franchise rights of the Powersports reporting unit included the following, among others:
•We tested the design and operating effectiveness of relevant controls relating to management’s preparation and review of the forecasted cash flows and the discount rate applied, and review of the methodologies applied by third-party valuation specialists engaged by the Company.
•We assessed the reasonableness of forecasted cash flows by comparing the forecasted cash flows with historical results and the Company’s budget.
•With the assistance of a valuation specialist:
◦We evaluated the reasonableness of the discount rate applied to forecasted cash flows.
◦We evaluated the reasonableness of attribution of the Company’s forecasted cash flows to various asset classes necessary to compute the fair value of the Company’s franchise rights.
◦We evaluated the reasonableness of the implied control premium by comparing to a range of control premiums observed from similar transactions.
Valuation of Acquired Franchise Rights Intangible Assets
As described further in note 2 to the financial statements, the Company closed the acquisition of the Freedom Powersports business on February 18, 2022. Additionally, in 2022 the Company completed its business combination accounting related to the Company’s acquisition of the RideNow business, which closed on August 31, 2021. The value of acquired franchise rights was $39.7 million for Freedom Powersports and $296.5 million for RideNow. Business combination accounting requires management to estimate the acquisition date fair values of the consideration exchanged and to record acquired assets and liabilities at their estimated fair values as of the acquisition date. The Company utilized a third-party valuation firm to assist management in estimating the fair value measurements.
The principal consideration for our determination that the valuation of the acquired franchise rights intangible assets is a critical audit matter is the degree of judgment necessary to determine if key inputs to valuation models used by management to estimate the fair values of the acquired franchise rights intangible assets were reasonable in the circumstance. Specifically, those key inputs which we determined to require especially challenging, subjective or complex judgments included: 1) forecasted cash flows attributable to the acquired franchise rights for each acquisition, and 2) the discount rate applied to those net cash flows to measure the estimated fair values of the acquired franchise rights. Performing audit procedures to evaluate management’s assumptions required the need to involve valuation specialists.
Our audit procedures related to the valuation of acquired franchise rights referenced above included the following, among others:
•We tested the design and operating effectiveness of relevant controls relating to management’s preparation and review of the forecasted cash flows and the discount rate applied, and review of the methodologies applied by third-party valuation specialists engaged by the Company.
•We assessed the reasonableness of the forecasted cash flows by comparing the forecasted cash flows with historical results.
•With the assistance of a valuation specialist, we evaluated the reasonableness of the discount rates applied to forecasted cash flows.
/s/ GRANT THORNTON LLP
We served as the Company’s auditor from 2022 to 2023.
Dallas, Texas
March 16, 2023 except for the effects of changes in discontinued operations, as discussed in Note 20, as to which the date is September 26, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
RumbleOn, Inc.
Opinion on the Consolidated Financial Statements
We have audited, before the effects of the adjustments to retrospectively apply the change in accounting presentation described in Note 20, the consolidated balance sheet of RumbleOn, Inc. (the "Company") as of December 31, 2021, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the "2021 financial statements"). In our opinion, the 2021 financial statements, before the effects of the adjustments to retrospectively apply the change in accounting presentation described in Note 20, present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's 2021 financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We were not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting presentation described in Note 20 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Grant Thornton LLP.
/s/ FORVIS LLP
We served as the Company’s auditor from 2021 until 2022.

Charlotte, North Carolina
April 8, 2022

RumbleOn, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$46,762	$46,458
Restricted cash	10,000	3,000
Accounts receivable, net	32,447	28,390
Inventory	323,473	169,154
Prepaid expense and other current assets	7,423	6,167
Current assets of discontinued operations	11,377	46,972
Total current assets	431,482	300,141

Property and equipment, net	76,078	21,417
Right-of-use assets	161,822	133,112
Goodwill	21,142	234,883
Intangible assets, net	247,413	302,066
Deferred tax assets	58,115	—
Assets of discontinued operations	22	26,079
Other assets	31,136	10,051
Total assets	$1,027,210	$1,027,749
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other current liabilities	$79,438	$75,093
Vehicle floor plan note payable	220,176	63,637
Current portion of senior secured debt, convertible debt, and notes payable	3,645	4,322
Current liabilities of discontinued operations	8,435	36,019
Total current liabilities	311,694	179,071
Long -term liabilities:
Senior secured note	317,494	253,438
Convertible debt, net	31,890	29,242
Line of credit and notes payable	25,000	150
Operating lease liabilities	126,695	114,687
Deferred tax liabilities	—	7,586
Other long-term liabilities	8,422	8,751
Non-current liabilities of discontinued operations	—	3,179
Total long-term liabilities	509,501	417,033
Total liabilities	821,195	596,104
Commitments and contingencies (Notes 2, 8, 9, 10, 11, 12, 14, 19, 21)

Stockholders' equity:
Class A common stock, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 16,184,264 and 14,882,022 shares issued and outstanding as of December 31, 2022 and 2021, respectively	16	15
Additional paid in capital	585,937	550,055
Accumulated deficit	(375,619)	(114,106)
Class B stock in treasury, at cost, 123,089 shares as of December 31, 2022 and 2021	(4,319)	(4,319)
Total stockholders' equity	206,015	431,645
Total liabilities and stockholders' equity	$1,027,210	$1,027,749
See accompanying notes to consolidated financial statements.

RumbleOn, Inc.
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the Years Ended December 31,
	2022	2021
Revenue:
Powersports vehicles	$1,033,919	$323,303
Parts, service and accessories	247,562	66,969
Finance and insurance, net	123,418	29,133
Vehicle logistics	54,038	43,878
Total revenue	1,458,937	463,283

Cost of revenue:
Powersports vehicles	839,768	264,872
Parts, service and accessories	135,358	36,702
Vehicle logistics	42,160	34,278
Total cost of revenue	1,017,286	335,852

Gross profit	441,651	127,431

Selling, general and administrative	354,496	140,195
Impairment of goodwill and franchise rights	324,276	—
Depreciation and amortization	23,011	6,007
Operating loss from continuing operations	(260,132)	(18,771)

Other income (expense):
Interest expense	(52,164)	(14,294)
Other income	4,223	—
Change in derivative liability	39	(8,799)
Forgiveness of PPP Loan	2,509	572

Loss from continuing operations before income taxes	(305,525)	(41,292)

Income tax benefit from continuing operations	(71,986)	(23,466)
(Loss) from continuing operations, net	$(233,539)	$(17,826)

Income (loss) from discontinued operations, net	(27,974)	8,101

Net income (loss)	$(261,513)	$(9,725)

Weighted average number of common shares outstanding – basic and fully diluted	15,871,005	6,920,318
Loss per share – basic and fully diluted from continuing operations	$(14.71)	$(2.58)
Income (loss) per share – basic and fully diluted from discontinued operations	$(1.76)	$1.17
See accompanying notes to consolidated financial statements.

RumbleOn, Inc.
Consolidated Statement of Stockholders' Equity
For the Two Years Ended December 31, 2022 and 2021
(Dollars in thousands, except per share amounts)

	Class A Common Shares		Class B Common Shares		Additional Paid in Capital	Accumulated Deficit	Common B Shares		Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount			Shares	Amount
Balance, December 31, 2020	50,000	$—	2,191,633	$2	$108,949	$(104,381)	—	$—	$4,570
Issuance of common stock, net of issuance cost	—	—	6,102,027	6	191,235	—	—	—	191,241
Issuance of common stock for restricted stock units	—	—	878,118	1	(1)	—	—	—	—
Issuance of common stock in acquisition	—	—	5,833,333	6	200,953	—	—	—	200,959
Treasury stock purchases	—	—	(123,089)	—	—	—	123,089	(4,319)	(4,319)
Issuance of warrant	—	—	—	—	19,700	—	—	—	19,700
Stock-based compensation	—	—	—	—	29,219	—	—	—	29,219
Net loss	—	—	—	—	—	(9,725)	—	—	(9,725)
Balance, December 31, 2021	50,000	—	14,882,022	15	550,055	(114,106)	123,089	(4,319)	431,645
Issuance of common stock for restricted stock units	—	—	255,970	—	—	—	—	—	—
Issuance of common stock in acquisition	—	—	1,048,718	1	26,510	—	—	—	26,511
Shares cancelled in connection with Freedom acquisition	—	—	(2,446)	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	9,372	—	—	—	9,372
Net loss	—	—	—	—	—	(261,513)	—	—	(261,513)
Balance, December 31, 2022	50,000	$—	16,184,264	$16	$585,937	$(375,619)	123,089	$(4,319)	$206,015
See accompanying notes to consolidated financial statements.

RumbleOn, Inc.
Consolidated Statements of Cash Flows
For the Two Years Ended December 31, 2022 and 2021
(Dollars in thousands, except per share amounts)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(261,513)	$(9,725)
Income (loss) from discontinued operations	(27,974)	8,101
Net loss from continuing operations	$(233,539)	$(17,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	23,011	6,103
Amortization of debt discount	6,383	4,386
Forgiveness of PPP Loan	(2,509)	(572)
Stock based compensation expense	9,372	29,219
Impairment loss on goodwill and franchise rights	324,276	—
Loss (gain) from change in value of derivatives	(39)	8,799
Deferred taxes	(76,637)	(22,545)
Originations of loan receivables, net of principal payments received	(27,934)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(4,551)	(3,721)
Inventory	(120,358)	(41,428)
Prepaid expenses and other current assets	(415)	(1,076)
Other assets	266	(4,534)
Other liabilities	1,606	4,747
Accounts payable and accrued liabilities	(5,928)	7,980
Floor plan trade note borrowings	60,269	15,119
Net cash used in operating activities of continuing operations	(46,727)	(15,349)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash used for acquisitions; net of cash received	(69,584)	(371,314)
Technology development	(7,003)	(1,871)
Purchase of property and equipment	(5,617)	(5,646)
Net cash used in investing activities of continuing operations	(82,204)	(378,831)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from new secured debt	84,500	261,451
Repayments of debt and mortgage notes	(49,082)	(12,820)
Repayments of issuance of notes	(2,117)	—
Increase in borrowings from non-trade floor plans	77,934	1,358
Proceeds from RumbleOn Finance (“ROF”) credit facility for the purchase of consumer finance loans	25,000	—
Net proceeds from sale of common stock	—	191,241
Net cash provided by financing activities of continuing operations	136,235	441,230
CASH FLOWS FROM DISCONTINUED OPERATIONS
Net cash provided by (used in) operating activities	27,841	(16,827)
Net cash (used in) provided by financing activities	(28,540)	18,235
Net cash (used in) provided by discontinued operations	(699)	1,408
NET CHANGE IN CASH	6,605	48,458
CASH AND RESTRICTED CASH AT BEGINNING OF PERIOD	51,974	3,516
CASH AND RESTRICTED CASH AT END OF PERIOD	$58,579	$51,974
See accompanying notes to consolidated financial statements.

Notes to the Consolidated Financial Statements
(Dollars in thousands, except per share data)
NOTE 1 –DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
RumbleOn is the nation's first, largest, and only publicly-traded, technology-based platform in the powersports industry. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people in more places than ever before. We are transforming the powersports customer experience by giving consumers what they want - a wide selection, great value and quality, transparency, and an easy, friction-free transaction. Every element of our business, from inventory procurement to fulfillment to overall ease of transactions, whether online or on-site at one of our 55 retail locations, has been built for a singular purpose – to create a customer experience without peer in the powersports industry.
Although our primary focus is on the customer experience and building market share in the powersports industry, during 2022 we participated in the wholesale automotive industry through our wholly-owned distributors of used automotive inventory, Wholesale, Inc. ("Wholesale Inc") and our exotics retailer AutoSport USA, Inc., which does business under the name Got Speed. In the third quarter of 2022, we announced we would be winding down our wholesale automotive business, which we expect to complete during the first half of 2023. Our logistics services company, Wholesale Express, LLC ("Wholesale Express"), provides freight brokerage services facilitating transportation for dealers and consumers.
On August 31, 2021 (the “RideNow Closing Date”), RumbleOn, Inc. completed its business combination with RideNow Powersports, the nation's largest powersports retailer group (“RideNow”). On February 18, 2022 (the “Freedom Closing Date”), the Company completed its acquisition of Freedom Powersports, LLC (“Freedom Powersports”) and Freedom Powersports Real Estate, LLC (“Freedom Powersports - RE”) and together with Freedom Powersports, the “Freedom Entities”), a retailer group with 13 locations in Texas, Georgia, and Alabama (refer to Note 2 - Acquisitions).
In the fourth quarter of 2022, the Company disclosed its plan to explore strategic alternatives for its automotive business. The Company completed its wind down the wholesale automotive business on June 30, 2023 and financial information has been recast to reflect discontinued operations presentation - see Note 20 for more information.
Basis of Presentation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year’s presentation. Amounts and percentages may not total due to rounding.
Cash and Cash Equivalents
The Company considers all cash accounts and all highly liquid short-term investments purchased with an original maturity of three months or less to be cash or cash equivalents. As of December 31, 2022, and 2021, the Company did not have any investments with maturities less than three months. At times, the Company has cash balances in domestic bank accounts that exceed Federal Deposit Insurance Corporation limits. The Company has not experienced any losses related to these cash concentrations. The Company only uses highly rated financial institutions to hold its cash deposits.
Restricted Cash
Amounts included in restricted cash primarily represent the deposits required under the Company's short-term revolving facilities and any undistributed amounts collected on the finance receivables pledged under the Company's finance receivable facilities as explained in Note 10- Notes Payable and Lines of Credit.
Accounts Receivable, Net
Accounts receivable, net of an allowance for doubtful accounts, includes certain amounts due from third-party finance providers and customers, and other miscellaneous receivables. The allowance for doubtful accounts is estimated based on historical experience and trends. Accounts receivable, net of an allowance for doubtful accounts, includes certain amounts due from customers. The Company estimates the allowance for doubtful accounts for accounts receivable by considering a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. Ultimately, actual results could differ from these assumptions.
Property and Equipment
Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the shorter of the asset’s estimated useful life or the lease term, if applicable.

Estimated Useful Lives	Life
Buildings	25 years
Leasehold Improvements	15 years
Furniture, fixtures and equipment	3-15 years
Property and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Impairments are recognized when the sum of undiscounted estimated cash flows expected to result from the use of the asset is less than the carrying value of the asset. Costs of significant additions, renewals, and betterments, are capitalized and depreciated. Maintenance and repairs are charged to expense when incurred. See Note 6 — Property and Equipment, Net for additional information on property and equipment.
Technology Development Costs
Technology development costs are accounted for pursuant to Accounting Standards Codification (“ASC”) 350, Intangibles - Goodwill and Other. Technology development costs include internally developed software and website applications that are used by the Company for its own internal use and to provide services to its customers, which include consumers, dealer partners and ancillary service providers. Technology and content costs for design, maintenance and post-implementation stages of internal-use software and general website development are expensed as incurred. For costs incurred to develop new website functionality as well as new software products and significant upgrades to existing internally used platforms or modules, capitalization begins during the application development stage and ends when the software is available for general use. Capitalized technology development is amortized on a straight-line basis over periods ranging from three to five years. The Company will perform periodic assessment of the useful lives assigned to capitalized software applications.
Accounting for Business Combinations
Total consideration transferred for acquisitions is allocated to the tangible and intangible assets acquired and liabilities assumed, if any, based on their fair values at the dates of acquisition. This purchase price allocation process requires management to make significant estimates and assumptions with respect to intangible assets and other fair value adjustments with respect to certain assets acquired and liabilities assumed. The fair value of identifiable intangible assets is based on detailed valuations that use information and assumptions determined by management. Any excess of purchase price over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date as well as any contingent consideration, where applicable, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of comprehensive income.

We use the income approach to determine the fair value of certain identifiable intangible assets including franchise rights. This approach determines fair value by estimating after-tax cash flows attributable to these assets over their respective useful lives and then discounting these after-tax cash flows back to a present value. We base our assumptions on estimates of future cash flows, expected growth rates, etc. We base the discount rates used to arrive at a present value as of the date of acquisition on the time value of money and certain industry-specific risk factors. We believe the estimated purchased franchise rights and non-compete intangible asset amounts so determined represent the fair value at the date of acquisition and do not exceed the amount a third-party would pay for the assets.

On August 31, 2021, the Company completed its acquisition of RideNow. The Company finalized its accounting for consideration transferred, assets acquired, and liabilities assumed in the third quarter of 2022; all adjustments were recorded within the measurement period, that ended on August 31, 2022. Total goodwill acquired as part of the RideNow acquisition was $207,675.
On February 18, 2022, the Company completed its acquisition of the Freedom Entities. Consideration transferred for acquired assets and liabilities assumed has been recorded on a provisional basis as of December 31, 2022. Total goodwill acquired as part of the Freedom Entities acquisition was $29,099.
Goodwill and Intangible Assets
Goodwill represents the excess of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed in business combinations. Intangible assets are recognized and recorded at their acquisition date fair values. Indefinite-lived intangible assets consist primarily of franchise rights, and definite-lived intangible assets consist primarily of non-compete agreements, which are amortized on a straight-line basis over the relevant contractual terms. Goodwill and intangible assets are tested for impairment annually as of October 1, or whenever events or changes in circumstances indicate that an impairment may exist. We have two reportable segments and reporting units as defined in generally accepted accounting principles for segment reporting and goodwill testing: (1) powersports and (2) vehicle logistics.
Management analyzes goodwill and intangible assets associated with these segments for potential impairment. The Company first assesses qualitative factors to determine if it is more likely than not that the fair value of a reporting unit is less than its carrying amount. However, if based on the qualitative assessment we conclude that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, or if we elect to bypass the optional qualitative assessment as provided for under GAAP, we proceed with performing the quantitative impairment test.
Fair value estimates used in the quantitative impairment test are calculated using a combination of the income and market approaches. The income approach is based on the present value of future cash flows of each reporting unit, while the market approach is based on certain multiples of selected guideline public companies or selected guideline transactions. The approaches incorporate a number of market participant assumptions including future growth rates, discount rates, income tax rates and market activity in assessing fair value and are reporting unit specific. If the carrying amount exceeds the reporting unit's fair value, we recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. We recognize any impairment loss in operating income.
The fair value measurement associated with the quantitative goodwill and indefinite lived intangible assets test is based on significant inputs that are not observable in the market and thus represents a Level 3 measurement. Significant changes in the underlying assumptions used to value goodwill and franchise rights could significantly increase or decrease the fair value estimates used for impairment assessments.
As disclosed in Note 8, the Company performed its annual goodwill and franchise rights impairment test on October 1, 2022 and subsequently updated its quantitative impairment test as of December 31, 2022 because a triggering event was identified due to declines in the Company’s market capitalization and other factors occurring in the fourth quarter of 2022. Impairment amounts recognized in the Company’s 2022 annual financial statements represent aggregate impairment charges recognized from both the October 1 and December 31, 2022 quantitative impairment tests.
In connection with its fourth quarter 2022 goodwill impairment test, the Company recognized noncash goodwill impairment charges of $26,039 to the Company’s automotive reporting unit, which is reported in discontinued operations, and $218,646 to the Company’s powersports reporting unit for the year ended December 31, 2022. The estimated fair value of the Company’s vehicle logistics reporting unit exceeded its carrying value and no impairment was required. The company also recognized noncash franchise rights impairment charges of $105,630 to the Company’s powersports reporting unit resulting from its fourth quarter 2022 impairment tests.
Leases
The Company determines if an arrangement is a lease at inception by evaluating if the asset is explicitly or implicitly identified or distinct, if the Company will receive substantially all of the economic benefit or if the lessor has an economic benefit and the ability to substitute the asset. Right-of-use (“ROU”) assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. The Company assesses whether the lease is an operating or finance lease at its inception. Operating lease liabilities are recognized at commencement date based on the present value of the lease payments over the lease term. To calculate the present value, the Company uses the implicit rate in the lease when readily determinable. The incremental borrowing rate is based on collateralized borrowings of similar assets with terms that approximate the lease term when available and when collateralized rates are not available, it uses uncollateralized rates with similar terms adjusted for the fact that it is an unsecured rate. The operating lease ROU asset is the initial lease liability adjusted for any prepayments, initial indirect costs incurred by the Company, and lease incentives. The Company's operating leases are included in right-of-use assets, current portion lease liabilities, and operating lease liabilities on the accompanying consolidated balance sheets. The Company's finance leases are included in property and equipment and financing lease liabilities on the accompanying consolidated balance sheets.
Other Assets
Other assets consist of various items, including long-term finance receivables, debt issuance costs associated with lines of credit, lease deposits, and other long-term assets.
Accrued Liabilities
Accrued liabilities consist of various items payable within one year, including, among other items, accruals for capital expenditures, sales tax, compensation and benefits, vehicle licenses and fees, interest expense, reserves for returns and cancellations, and advertising expenses.
Revenue Recognition
The Company’s revenue consists primarily of pre-owned and wholesale vehicle sales as well as vehicle logistics and transportation services. See Note 3 – Revenue for additional information on our significant accounting policies related to revenue recognition.
Cost of Revenue
Cost of vehicle sales includes the cost to acquire vehicles and the reconditioning and transportation costs associated with preparing the vehicles for resale. Reconditioning costs include parts, labor, overhead costs, and other vehicle repair expenses directly attributable to specific vehicles. Transportation costs consist of costs incurred to transport the vehicles from the point of acquisition. Cost of revenue also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include costs and expenses for compensation and benefits, advertising to consumers and dealers, development and operating our product procurement and distribution system, managing our logistics system, transportation cost associated with selling vehicles, establishing our dealer partner arrangements, and other corporate overhead expenses, including expenses associated with technology development, legal, accounting, finance, and business development.
Advertising and Marketing Expenses
Advertising and marketing costs are expensed as incurred and are included in Selling, general and administrative expenses in the accompanying Consolidated Statements of Operations. Advertising and marketing expenses were $30,767 and $13,243 for the years ended December 31, 2022 and 2021, respectively.
Stock-Based Compensation
Stock-based compensation represents the cost related to stock-based awards granted to employees and non-employee directors. The Company measures stock-based compensation cost at the grant date, based on the estimated fair value of the award, and recognizes the cost on a straight-line basis, net of estimated forfeitures, over the grantee’s requisite service period, which is generally the vesting period of the award. The Company estimates the fair value of stock options using the Black-Scholes option valuation model while market-condition based awards are estimated using a Monte Carlo simulation model as these awards are tied to a market condition. Key assumptions used in estimating the fair value of options are dividend yield, expected volatility, risk-free interest rate and expected term.
We record deferred tax assets for awards that result in deductions on our income tax returns, based on the amount of compensation expense recognized and the statutory tax rate in the jurisdiction in which we will receive a deduction. Differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the income tax return are recorded in income tax expense. See Note 12 – Stockholders’ Equity for additional information on stock-based compensation.

Defined Contribution Plan
The Company sponsors the RumbleOn, Inc. 401(k) Plan and RumbleOn 401(k) Plan (the "Retirement Savings Plans"), for eligible employees. Employees electing to participate in the Retirement Savings Plans may contribute up to 75% of their annual eligible compensation. The Company provides matching contributions for employee contributions on a discretionary basis. Employer contributions to the plan, net of forfeitures, were approximately $192 and $722 for the year ended December 31, 2022 and 2021. Employer contributions are included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.
Fair Value of Financial Instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2022 and 2021. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.
ASC Topic 820-10-30-2, Fair Value Measurement establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are from sources independent of the Company, whereas unobservable inputs reflect the Company's assumptions about the inputs market participants would use in pricing the asset or liability developed on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2: Other than quoted prices that are observable in the market for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or model-derived valuations or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3: Inputs are unobservable and reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.
Embedded Conversion Features
The Company evaluates embedded conversion features within convertible debt under ASC 815, Derivatives and Hedging – Contracts in Entity's Own Equity (“ASC 815”) to determine whether the embedded conversion feature(s) should be bifurcated from the host instrument and accounted for as a derivative at fair value with changes in fair value recorded in earnings. If the conversion feature does not require derivative treatment under ASC 815, the instrument is evaluated under ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”). Under the ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer's economic interest cost. The effect of ASC 470-20 on the accounting for our convertible debt instruments is that the equity component is required to be included in the additional paid-in capital section of stockholders' equity on the consolidated balance sheets and the value of the equity component is treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we are required to record non-cash interest expense as a result of the amortization of the discounted carrying value of the convertible debt to their face amount over the term of the convertible debt.
From time to time, the Company has issued convertible notes that have conversion prices that create an embedded beneficial conversion feature pursuant to the guidelines established by the ASC 470-20. The Beneficial Conversion Feature (“BCF”) of a convertible security is normally characterized as the convertible portion or feature of certain securities that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible security when issued and also records the estimated fair value of any conversion feature issued with those securities. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved. The debt discount is amortized to interest expense over the life of the note using the effective interest method. The Company calculates the fair value of the conversion feature embedded in any convertible security using an open-form binomial option pricing model (“lattice model”) that simulates, in a non-linear, risk-neutral framework, the stock price of the Company’s common stock.

Common Stock Warrants
The Company accounts for common stock warrants in accordance with applicable accounting guidance provided in ASC 815, as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. Any warrants that (i) require physical settlement or net-share settlement or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement) provided that such warrants are indexed to the Company's own stock is classified as equity. The Company classifies as assets or liabilities any warrants that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company's control), (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement) or (iii) that contain reset provisions that do not qualify for the scope exception. The Company assesses classification of its common stock warrants at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company's freestanding derivatives financing satisfy the criteria for classification as equity instruments as these warrants do not contain cash settlement features or variable settlement provision that cause them to not be indexed to the Company's own stock. There are 16,530 warrants to purchase common stock outstanding at December 31, 2022 consisting of: (i) 10,913 warrants issued to underwriters in connection with the October 23, 2017 public offering of Class B common stock; (ii) 5,617 warrants issued to a lender in connection with the 2018 financings. During the year ended December 31, 2021, the Company issued warrants (the “Oaktree Warrants”) to purchase $40,000 of shares of Class B common stock to Oaktree Capital Management, L.P. and its lender affiliates connection with providing the debt financing for the RideNow transaction. In August 2021, the exercise price of the warrants was set at $33.00 per share and the aggregate number of shares of Class B common stock underlying the Oaktree Warrants was 1,212,121. During the third quarter of 2022, the exercise price of the warrants were adjusted to $31.50 per share.
Debt Issuance Costs
Debt issuance costs are accounted for pursuant to FASB ASU 2015-3, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-3”). ASU 2015-3 requires that debt issuance costs be presented as a direct deduction from the carrying amount of the related debt liability, consistent with the presentation of debt discounts.
Income Taxes
The Company follows ASC Topic 740, Income Taxes (“ASC 740”), for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.
The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC 740 only allows the recognition of those tax benefits that have a greater than 50% likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2022, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.
The Company does not anticipate any significant changes to its total unrecognized tax positions within the next 12 months.
Loss Per Share
The Company follows the ASC Topic 260, Earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. Common share and dilutive common share equivalents include: (i) Class A common: (ii) Class B common; (iii) restricted stock units; (iv) stock options; (v) warrants to acquire Class B common stock; and (vi) shares issued in connection with convertible debt.

Recent Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. ASU 2016-13 is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and earlier adoption is permitted beginning in the first quarter of fiscal 2019. In November 2019, the FASB issued ASU No. 2019-10, Financial Instruments - Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The purpose of this amendment is to create a two-tier rollout of major updates, staggering the effective dates between larger public companies and all other entities. This granted certain classes of companies, including Smaller Reporting Companies (“SRCs”), additional time to implement major FASB standards, including ASU 2016-13. Larger public companies had an effective date for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. All other entities are permitted to defer adoption of ASU 2016-13, and its related amendments, until the earlier of fiscal periods beginning after December 15, 2022. Under the current SEC definitions, the Company meets the definition of an SRC as of the ASU 2019-10 issuance date and is adopting the deferral period for ASU 2016-13. The Company will adopt ASU 2016-13 for its fiscal year beginning January 1, 2023, and does not expect it to have a material impact on its consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This ASU provides optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference the London Interbank Offered Rate ("LIBOR") or another reference rate expected to be discontinued due to reference rate reform. Additionally, entities can elect to continue applying hedge accounting for hedging relationships affected by reference rate reform if certain conditions are met. In January 2021, the FASB issued ASU 2021-01, “Reference Rate Reform (Topic 848): Scope.” This ASU refines the scope of ASC 848 and clarifies some of its guidance as part of the Board's monitoring of global reference rate reform activities. The ASU permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities. In December 2022, the FASB issued ASU 2022-06, "Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848." This ASU defers the sunset date of Topic 848 from December 31, 2022, to December 31, 2024, after which entities will no longer be permitted to apply the relief in Topic 848. These new standards were effective upon issuance and generally can be applied to applicable contract modifications. While our senior secured debt and many of our floorplan arrangements utilize LIBOR as a benchmark for calculating the applicable interest rate, some of our floorplan arrangements have already transitioned to utilizing an alternative benchmark rate. We are continuing to evaluate the impact of the transition from LIBOR to alternative reference interest rates. We cannot predict the effect of the potential changes to or elimination of LIBOR, the establishment of alternative rates or benchmarks, and the corresponding effects on our cost of capital but do not expect a significant impact on our consolidated financial position, results of operations, and cash flows.
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 instead of being recorded at fair value. The Company will adopt ASU 2021-08 for its fiscal year beginning January 1, 2023, and does not expect it to have a material impact on the Company’s financial statements.
NOTE 2 – ACQUISITIONS
RideNow Transaction
On the RideNow Closing Date, RumbleOn completed its business combination with RideNow (“RideNow Transaction”). Pursuant to the Plan of Merger and Equity Purchase Agreement, as amended (the “RideNow Agreement”), on the RideNow Closing Date, there were both mergers and transfers of ownership interests comprising in aggregate the RideNow Transaction. For the mergers, five newly-created RumbleOn subsidiaries were merged with and into five RideNow entities (“Merged RideNow Entities”) with the Merged RideNow Entities continuing as the surviving corporations and with the Company obtaining ownership of these entities through these mergers and the transfers noted below. Merged RideNow Entities owned powersports retail locations approximately 30% of RideNow retail location. For the transfers of ownership interest, the Company acquired all the outstanding equity interests of 21 entities comprising the remaining 70% of the RideNow’s retail locations (“Acquired RideNow Entities”, and together with the Merged RideNow Entities, the “RideNow Entities”). As a result of the RideNow Transaction, the Company obtained 100% of the voting equity interests of the RideNow Entities.
On the RideNow Closing Date, RideNow equity holders received cash consideration of $400,400 and 5,833,333 shares of RumbleOn’s Class B Common Stock, valued at $200,958 based on the close price of the Company’s Class B Common Stock on the Closing Date. Additionally at closing, the Company paid $1,793 to satisfy certain transaction expenses incurred by RideNow and effectively settled a $1,734 payable from RideNow to RumbleOn arising from vehicle sales from RumbleOn to RideNow in the ordinary course of business prior to the RideNow Closing Date. The Company also recorded a payable for amounts owed to RideNow equity holders. Cash paid, acquiree transaction expenses paid at closing, and elimination of the preexisting payable from RumbleOn all approximate their fair value due to short-term nature of these items.
The cash consideration for the RideNow Transaction was funded from (i) the Company’s underwritten public offering of 5,053,029 shares of Class B common stock, which resulted in net proceeds of approximately $154,443 (the “August 2021 Offering”), and (ii) net proceeds of approximately $261,000 pursuant to the Oaktree Credit Facility entered into on the RideNow Closing Date (as further described in Note 10 - Notes Payable and Lines of Credit. The remaining funds received from these financing transactions were used for working capital purposes.
The following table summarizes the final components of consideration transferred by the Company for the RideNow Transaction:

Cash	$400,400
Class B Common Stock	200,958
Acquiree transaction expenses paid by the Company at closing	1,793
Elimination of preexisting payable from RideNow to RumbleOn	1,734
Total purchase price consideration	$604,885
RideNow Estimated Fair Value of Assets and Liabilities Assumed
All of RideNow’s acquired assets and liabilities, including goodwill recognized as a result of the RideNow Transaction, have been included in the Company’s Powersports reporting segment, as the RideNow business is entirely within the Company’s Powersports segment.
The Company finalized its valuation of assets acquired, including intangible assets, and has recorded appropriate adjustments to the purchase price allocation during the measurement period. The preparation of the valuation required the use of significant assumptions and estimates. Critical estimates included, but were not limited to, future expected cash flows, including projected revenues and expenses, and the applicable discount rates. These estimates were based on assumptions that the Company believes to be reasonable. However, actual results may differ from these estimates.
The Company uses the income approach to determine the fair value of certain identifiable intangible assets including franchise rights. This approach determines fair value by estimating after-tax cash flows attributable to these assets over their respective useful lives and then discounting these after-tax cash flows back to a present value. The Company bases its assumptions on estimates of future cash flows, expected growth rates, retention factors, etc. Discount rates used to arrive at a present value as of the date of acquisition are based on the time value of money and certain industry-specific risk factors. The Company believes the estimated purchased franchise rights and non-compete agreements amounts so determined represent the fair value at the date of acquisition, and do not exceed the amount a third-party would pay for such assets.
The following amounts represent the final determination of the fair value of the identifiable assets acquired and liabilities assumed as a result of the RideNow Transaction.

Assets acquired:
Cash	$34,436
Contracts in transit	10,878
Accounts receivable	10,142
Inventory	127,080
Prepaid expenses	1,785
Right-of-use assets	22,912
Right-of-use assets - related parties	124,243
Property & equipment	18,707
Franchise rights	296,542
Other intangible assets, net	21,558
Other assets	92
Total assets acquired	668,375

Liabilities assumed:
Accounts payable, accrued expenses and other current liabilities	39,883
Notes payable - floor plan	47,161
Lease liabilities	22,912
Lease liabilities - related parties	106,966
Notes payable	4,382
Notes payable - related parties	2,167
Deferred tax liabilities	41,484
Other long-term liabilities	6,210
Total liabilities assumed	271,165

Total net assets acquired	397,210

Goodwill	207,675

Total consideration	$604,885
The Company assumed two promissory notes liabilities with aggregate principal and accrued interest of $2,821 as of the RideNow Closing Date due to entities controlled by former directors and executive officers of the Company. Amounts due under these notes have been paid in full as of December 31, 2022.
The Company expects it will be able to amortize, for tax purposes, $130,385 of goodwill.
Freedom Transaction
On November 8, 2021, RumbleOn entered into a Membership Interest Purchase Agreement to acquire 100% of the equity interests of the Freedom Entities, and completed the acquisition (the “Freedom Transaction”) on the Freedom Closing Date. The Freedom Entities own and operate powersports retail dealerships, including associated real estate, involving sales, financing, and parts and service of new and used motorcycles, ATVs, UTVs, scooters, side-by-sides, sport bikes, cruisers, watercraft, and other powersports vehicles.
We accounted for the Freedom Transaction as a business combination under ASC 805, Business Combinations. Under the terms of the Membership Interest Purchase Agreement, all outstanding equity interests of the Freedom Entities were acquired for total provisional consideration of $97,237, consisting of $70,569 paid in cash, including certain transaction expenses paid on behalf of the Freedom Entities' equity holders, and issuance of 1,048,718 shares of Class B common stock with a value of $26,511 on the Freedom Closing Date. On June 22, 2022, 2,446 shares of Class B common stock held in escrow were cancelled as part of the final purchase price adjustment.
The following table summarizes the provisional consideration transferred by the Company for the Freedom Transaction:

Cash	$70,569
Class B common stock	26,511
Acquiree transaction expenses paid by the Company at closing	157
Total provisional purchase price consideration	$97,237
The table below represents, as of December 31, 2022, the provisional determination of the fair value of the identifiable assets acquired and liabilities assumed from the Freedom Entities, and as such, it remains subject to finalization. The Company finalized the purchase price allocation on February 18, 2023. All acquired assets and liabilities, including provisional goodwill, recognized as a result of the Freedom Transaction have been included in the Company’s Powersports reporting segment.

Estimated fair value of assets:
Cash	$6,381
Contracts in transit	1,170
Accounts receivable	1,089
Inventory	24,809
Prepaid expenses	214
Property & equipment	50,228
Right-of-use assets	2,876
Other intangible assets	2,167
Franchise rights	39,661
Other assets	287
Total assets acquired	$128,882
Estimated fair value of liabilities assumed:
Accounts payable, accrued expenses and other current liabilities	$5,407
Notes payable - floor plan	18,337
Lease liabilities	2,002
Deferred revenues	3,495
Mortgage notes	26,809
Notes payable	4,693
Total liabilities assumed	60,743
Total net assets acquired	68,139
Goodwill	29,098
Total provisional purchase price consideration	$97,237
The Company assumed notes payable and mortgage notes liabilities of $31,502 on the Freedom Closing Date. The outstanding balance of these liabilities were repaid in the first quarter of 2022 and are reflected as cash outflows from financing activities in the Consolidated Statements of Cash Flows. The Company funded the cash portion of the Freedom Transaction, transaction expenses, notes payable, and mortgage note repayments through an $84,500 draw on the Oaktree Credit Agreement (as defined below) and use of approximately $12,013 of available cash resources.
The Company expects it will be able to amortize, for tax purposes, $30,018 of goodwill.
The results of operations of the Freedom Entities from the Freedom Closing Date forward are included in the accompanying Consolidated Financial Statements and include revenues of $203,994 and pre-tax earnings of $23,016 for the year ended December 31, 2022. Acquisition related costs of $1,263 were incurred for the year ended December 31, 2022 and are included in selling, general and administrative expenses in the Consolidated Statement of Operations.
Supplemental pro forma information (Unaudited)
The following unaudited pro forma financial information presents consolidated information of the Company as if the RideNow Transaction and Freedom Transaction were completed at December 31, 2020.

	December 31,
	2022	2021
Pro forma revenue from continuing operations	$1,482,648	$1,339,412
Pro forma net income (loss) from continuing operations	$(233,348)	$50,425
Net income (loss) per share-basic from continuing operations	$(14.59)	$3.15
Weighted average number of shares-basic	15,994,713	15,994,713
Net income (loss) per share-fully diluted from continuing operations	$(14.59)	$3.15
Weighted average number of shares-fully diluted	15,994,713	15,994,713
NOTE 3 –REVENUE
Our revenue consists of new vehicles sales, retail and wholesale used vehicle sales, sales of finance and insurance products, sales of parts, service, accessories, and apparel, and transportation brokerage services.
New and Used Powersports Vehicles
The Company sells new and used powersports vehicles. The transaction price for a powersports vehicle sale is determined with the customer at the time of sale. Customers often trade in their own powersports vehicle to apply toward the purchase of a retail new or used powersports vehicle. The “trade-in” powersports vehicle is a type of noncash consideration measured at fair value, based on external and internal market data for a specific powersports vehicle, and applied as payment of the contract price for the purchased powersports vehicle.
When the Company sells a new or used powersports vehicle, transfer of control typically occurs at a point in time upon delivery of the vehicle to the customer, which is generally at the time of sale, as the customer is able to direct the use of and obtain substantially all benefits from the powersports vehicle at such time. Except for limited circumstances, the Company does not directly finance its customer’s purchases or provide leasing. In many cases, the Company arranges third- party financing for the retail sale or lease of powersports vehicles to customers in exchange for a fee paid to the Company by a third-party financial institution. The Company receives payment directly from the customer at the time of sale or from a third-party financial institution (referred to as contracts-in-transit) within a short period of time following the sale. The Company establishes provisions, which are not significant, for estimated returns and warranties on the basis of both historical information and current trends.
Parts and Service
The Company sells parts and vehicle services related to customer-paid repairs and maintenance, repairs and maintenance under manufacturer warranties and extended service contracts, and collision-related repairs. The Company also sells parts through wholesale and retail counter channels.
Each repair and maintenance service is a single performance obligation that includes both the parts and labor associated with the vehicle service. Payment for each vehicle service work is typically due upon completion of the service, which is generally completed within a short period from contract inception. The transaction price for repair and maintenance services is based on the parts used, the number of labor hours applied, and standardized hourly labor rates. The performance obligation for repair and maintenance service are satisfied over time and create an asset with no alternative use and with an enforceable right to payment for performance completed to date. Revenue is recognized over time based on a direct measurement of labor hours, parts and accessories that are allocated to open service and repair orders at the end of each reporting period. As a practical expedient, the time value of money is not considered since repair and maintenance service contracts have a duration of one year or less. The transaction price for wholesale and retail counter parts sales is determined at the time of sale based on the quantity and price of each product purchased. Payment is typically due at time of sale, or within a short period following the sale. The Company establishes provisions, which are not significant, for estimated parts returns based on historical information and current trends. Delivery method of wholesale and retail counter parts vary.
The Company generally considers control of wholesale and retail counter parts to transfer when the products are shipped, which typically occurs the same day as or within a few days of sale. The Company also offers customer loyalty points for parts and services for select franchises. The Company satisfies its performance obligations and recognizes revenue when the loyalty points are redeemed. Amounts deferred related to the customer loyalty programs are insignificant.

Finance and Insurance
The Company sells and receives commissions on the following types of finance and insurance products: extended service contracts, maintenance programs, guaranteed auto protection, tire and wheel protection, and theft protection products, among others. The Company offers products that are sold and administered by independent third parties, including the vehicle manufacturers’ captive finance subsidiaries.
Pursuant to the arrangements with these third-party providers, the Company sells the products on a commission basis. For the majority of finance and insurance product sales, the Company’s performance obligation is to arrange for the provision of goods and services by another party. The Company’s performance obligation is satisfied when this arrangement is made, which is when the finance and insurance product is delivered to the end customer, generally at the time of the vehicle sale. As agent, the Company recognizes revenue in the amount of any fee or commission to which it expects to be entitled, which is the net amount of consideration that it retains after paying the third-party provider the consideration received in exchange for the goods or services to be fulfilled by that party.
There are no significant judgements or estimates required in determining the satisfaction of the performance obligations or the transaction price allocated to the performance obligations. As revenue are recognized at a point-in-time, costs to obtain the customer (i.e. commissions) do not require capitalization.
Vehicle Logistics
Vehicle logistics revenue is generated primarily by entering into freight brokerage agreements with dealers, distributors, or private party individuals to transport vehicles from a point of origin to a designated destination. The Company’s subsidiary, Wholesale Express, provides these services. The transaction price is based on the consideration specified in the customer's contract. A performance obligation is created when the customer under a transportation contract submits a bill of lading for the transport of goods from origin to destination. These performance obligations are satisfied as the shipments move from origin to destination. The freight brokerage agreements are fulfilled by independent third-party transporters. While the Company is primarily responsible for fulfilling to customers, these transporters are obligated to meet our performance obligations and standards. Performance obligations are short-term, with transit days less than one week. Generally, customers are billed either upon shipment of the vehicle or on a monthly basis, and remit payment according to approved payment terms, generally not to exceed 30 days. Revenue is recognized as risks and rewards of transportation of the vehicle are transferred to the owner during delivery. Wholesale Express is considered the principal in the delivery transactions since it is primarily responsible for fulfilling the service. As a result, revenue is recorded gross.
Disaggregation of Revenue
The significant majority of the Company’s revenue is from contracts with customers. In the following tables, revenue is disaggregated by major lines of goods and services and timing of transfer of goods and services. We have determined that these categories depict how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors.

Revenue from continuing operations from contracts with customers consists of the following:

	December 31,
	2022	2021
Revenue
New vehicles	$640,972	$169,632
Used vehicles	392,947	153,671
Total new and used Powersports vehicles	1,033,919	323,303

Parts, service and accessories	247,562	66,969
Vehicle logistics	54,038	43,878
Finance and insurance, net	123,418	29,133
Total revenue	$1,458,937	$463,283

Timing of revenue recognition
Goods and services transferred at a point in time	$1,298,854	$421,862
Good and services transferred over time	160,083	41,421
Total revenue	$1,458,937	$463,283

NOTE 4 –ACCOUNTS RECEIVABLE, NET
Accounts receivable consists of the following as of December 31,

	2022	2021
Contracts in transit	$13,111	$9,141
Trade receivables	9,658	8,199
Factory receivables (1)	6,139	4,003
Finance receivables (2)	4,575	7,622
	33,483	28,965
Less: allowance for doubtful accounts	1,036	575
Accounts receivable from continuing operations, net	$32,447	$28,390

(1) Factory receivables represents amounts due primarily from manufacturer for holdbacks, rebates, co-op advertising, warranty and supplies returns.
(2) Finance receivables originated in connection with the Company’s vehicle sales.
Finance receivables are stated net of allowance for doubtful accounts. The Company uses the allowance method to account for uncollectible finance receivables. The allowance for doubtful accounts is increased by charges to bad debt expense and decreased by actual write-offs (net of recoveries). A receivables is written off when the Company determines it is uncollectible. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past collection experience, knowledge of the customer, and aging of the receivables. During the years ended December 31, 2022 and 2021, management wrote off $1,433 and $76, respectively, of finance receivables considered to be uncollectible.

NOTE 5 – INVENTORY
Inventory, net of reserves, consists of the following as of December 31,

	2022	2021
New powersports vehicles	$174,986	$68,244
Used powersports vehicles	115,430	77,418
Parts, accessories and other	33,057	23,492
Inventory	$323,473	$169,154
Floor plan notes payable as of December 31,

	2022	2021
Floor plans notes payable - trade	$75,387	$15,118
Floor plans notes payable - non-trade	144,789	48,519
Floor plan notes payable	$220,176	$63,637
Floor plan notes payable - trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventory with corresponding manufacturers' captive finance subsidiaries (“trade lenders”). Floor plan notes payable-non-trade represents amounts borrowed to finance the purchase of specific new and used vehicle inventories with non-trade lenders. Changes in vehicle floor plan notes payable- trade are reported as operating cash flows and changes in floor plan notes payable-non-trade are reported as financing cash flows in the accompanying Consolidated Statements of Cash Flows.
New inventory costs are generally reduced by manufacturer holdbacks, incentives, floor plan assistance, and non-reimbursement-based manufacturer advertising rebates, while the related vehicle floor plan payables are reflective of the gross cost of the vehicle. The vehicle floor plan payables, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability. Vehicle floor plan facilities are due on demand, but in the case of new vehicle inventories, are generally paid within several business days after the related vehicles are sold. Vehicle floor plan facilities are primarily collateralized by vehicle inventories and related receivables.
New vehicle floor plan facilities generally utilize Secured Overnight Financing Rate (“SOFR”) or Average Daily Balance (“ADB”)-based interest rates, which generally ranged between 7% and 16% as of December 31, 2022. Used vehicle floor plan facilities generally utilize prime, SOFR or ADB-based interest rates, which ranged between 6% and 16% as of December 31, 2022. The aggregate capacity to finance our inventory under the new and used vehicle floor plan facilities was $407,680 as of December 31, 2022. The Company cannot predict the effect of the discontinuance of LIBOR or the establishment and use of alternative rates or benchmarks on interest expense as of December 31, 2022. The Company is evaluating alternative benchmarks, which may include the SOFR.
Inventory serves as collateral under floor plan notes payable borrowings. The inventory balance in its entirety also serves as collateral under the Oaktree Credit Facility. Refer to Note 10 - Notes Payable and Lines of Credit for further detail.

NOTE 6 – PROPERTY AND EQUIPMENT, NET
The following table summarizes property and equipment, net of accumulated depreciation and amortization as of December 31,

	2022	2021
Land	$11,472	$—
Buildings and improvements	36,257	3,240
Leasehold improvements	14,226	7,097
Equipment	5,416	4,367
Furniture and fixtures	2,560	312
Technology development	15,824	12,879
Vehicles	7,718	1,525
Total property and equipment	93,473	29,420
Less: accumulated depreciation and amortization	17,395	8,003
Total	$76,078	$21,417
Depreciation and amortization expense was $23,011 in 2022 and $6,007 in 2021.
Total technology development and software costs incurred were $10,355 and $2,707 for the year ended December 31, 2022 and 2021, respectively. Of the total development and software costs incurred, approximately $7,003 and $1,266, was capitalized in the year ended December 31, 2022 and 2021, respectively. Approximately $4,711 and $1,441, were recorded as amortization expense related to capitalized technology development costs in the years ended December 31, 2022 and 2021, respectively.
NOTE 7 – LEASES
Lease Commitments
We determine whether an arrangement is a lease at inception and whether such leases are operating or financing leases. For each lease agreement, the Company determines its lease term as the non-cancellable period of the lease and includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option. We use these options in determining our capitalized financing and right-of-use assets and lease liabilities. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. To determine the discount rate to use in determining the present value of the lease payments, we use the rate implicit in the lease if determinable, otherwise we use our incremental borrowing rate.

The following table reflects the balance sheet presentation of our lease assets and liabilities:

Leases	Balance Sheet Classification	2022	2021
Assets:
Operating	Right of use assets	$161,822	$133,112
Finance	Property and equipment, net	—	3,240
Total right-of-use assets		$161,822	$136,352

Liabilities:
Current
Operating	Accounts payable and other current liabilities	$24,075	$19,155
Finance	Accounts payable and other current liabilities	—	1,094

Non-Current
Operating	Long-term portion of operating lease liabilities	126,695	114,687
Finance	Other long-term liabilities	—	2,869

Total lease liabilities		$150,770	$137,805
Operating lease expense is recognized on a straight-line basis over the lease term. Total operating lease expenses for the years ended December 31, 2022 and 2021 were $31,357 and $7,431, respectively.
The weighted-average remaining lease term and discount rate for the Company's operating and financing leases are as follows:

	2022	2021
Weighted average lease term (years) - operating leases	14.6	14.9
Weighted average discount rate - operating leases	14.0%	14.0%
Weighted average lease term (years) - finance leases	—	19.7
Weighted average discount rate - finance leases	—%	15.0%
The following table provides information related to the lease costs of finance and operating leases for the years ended December 31, 2022 and 2021:

Lease Expense	Income Statement Classification	2022	2021
Operating	Selling, general and administrative expenses	$31,357	$7,431

Finance:
Amortization of ROU assets	Depreciation and amortization expense	—	55
Interest on lease liabilities	Interest expense	—	165
Total lease costs		$31,357	$7,651

In connection with the RideNow Transaction, the Company entered into related party leases for 24 properties. The following table provides information related to the portion of lease assets and liabilities which are attributable to related party leases at December 31, 2022:

Leases	Balance Sheet Classification	December 31, 2022
Assets:
Right of use assets – related party		$105,264
All other right of use assets		56,558
Total	Right-of-use assets	$161,822

Liabilities:
Current:
Current portion of lease liabilities – related party		$14,492
Current portion of lease liabilities – all other leases		9,583
Total current liabilities	Accounts payable and other current liabilities	$24,075
Non-Current:
Long-term portion of lease liabilities – related party		$93,713
Long-term portion of lease liabilities – all other leases		32,982
Total non-current liabilities	Operating lease liabilities	$126,695
Total lease liabilities		$150,770
Supplemental cash flow information related to operating leases for the year ended December 31, 2022 and 2021 was as follows:

	2022	2021
Cash payments for operating leases	$25,864	$6,644

New operating lease assets obtained in exchange for operating lease liabilities	$18,111	$94,544
The following table summarizes the future minimum payments for operating leases at December 31, 2022:

Year ending December 31,	Amount
2023	$27,840
2024	27,341
2025	25,690
2026	23,883
2027	22,838
Thereafter	273,762
Total lease payments	401,354
Less imputed interest	(250,584)
Present value of operating lease liabilities	$150,770

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS
The following is a summary of the changes in the carrying amount of goodwill, franchise rights and other and other intangible assets as of December 31,

	2022	2021
Goodwill	$21,142	$234,883

Other intangible assets
Franchise rights - indefinite life	$236,678	$282,350
Other intangibles	23,795	22,175
	260,473	304,525
Less: accumulated amortization	13,060	2,459
Intangible assets, net	$247,413	$302,066

The following is a summary of the changes in the carrying amount of goodwill by reporting unit during the years ended December 31, 2022 and 2021. In 2022, the Company recorded certain adjustments in the measurement period pertaining to intangible assets and goodwill.

	Powersports	Vehicle Logistics	Total
Balance at December 31, 2020	$—	$848	$848
RideNow acquisition	234,035	—	234,035
Balance at December 31, 2021	234,035	848	234,883
RideNow purchase accounting adjustments	(26,777)	—	(26,777)
Freedom Powersports acquisition	29,098	—	29,098
Other immaterial additions related to acquisitions	2,584	—	2,584
Impairment charges	(218,646)	—	(218,646)
Balance at December 31, 2022	$20,294	$848	$21,142

The following is a summary of the changes in the carrying amount of franchise rights during the years ended December 31, 2022 and 2021. All franchise rights were allocated to the Company’s powersports reporting unit during the years then ended.

Total
Balance at December 31, 2020	$—
RideNow acquisition	282,350
Balance at December 31, 2021	282,350
RideNow purchase price adjustments	14,542
Freedom Powersports acquisition	39,661
Other immaterial additions related to acquisitions	2,168
Purchase of Honda Franchise	487
Purchase of 4Wheels Franchise	3,100
Impairment charges	(105,630)
Balance at December 31, 2022	$236,678
During the year ended December 31, 2022, we changed the date of our annual impairment test for goodwill and indefinite-lived intangible assets from December 31st to October 1st. This voluntary change was made to better align the timing of the assessment with the Company’s planning and forecasting process that now incorporates the operations of the Freedom Entities and RideNow that were acquired in 2022 and 2021, respectively, and to give the Company additional time to complete the annual assessment in advance of year-end reporting. The Company commenced its annual impairment process as of October 1, 2022. In addition, the Company updated its quantitative impairment testing for goodwill and franchise rights, an indefinite-lived intangible asset as of December 31, 2022 because a triggering event was identified due to declines in the Company’s market capitalization and other factors occurring in the fourth quarter of 2022.

As part of the impairment testing process, the Company considered a number of factors including, but not limited to, current macroeconomic conditions such as inflation, economic growth, and interest rate movements, industry and market considerations, stock price performance (including performance relative to peers), and financial performance of the Company’s reporting units. The aggregate results of the Company’s fourth quarter assessments resulted in (i) noncash goodwill impairment charges of $26,039 to the Company’s automotive reporting unit presented in discontinued operations and $218,646 to the Company’s powersports reporting unit presented in continuing operations for the year ended December 31, 2022, and (ii) noncash franchise rights impairment charges of $105,630 to the Company’s powersports reporting unit.
Other definite-lived intangibles of $23,795 is primarily comprised of assets related to non-compete agreements as of December 31, 2022. The Company evaluates intangible assets for impairment at least annually, or when triggering events occur. No triggering events or impairment of non-compete agreements was noted as of December 31, 2022.
Estimated annual amortization expense related to other intangibles:

2023	$7,908
2024	2,658
2025	99
2026	—
2027	—
Thereafter	—
$10,665

NOTE 9 – ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES
The following table summarizes accounts payable and other current liabilities as of December 31, 2022 and 2021:

	2022	2021
Accounts payable	$13,708	$9,407
Accrued interest	1,712	3,514
Accrued payroll	13,884	9,234
Current portion of lease liabilities	24,075	20,249
Customer deposits	5,446	5,732
State and local taxes	10,011	8,492
Professional fees	1,873	5,637
Other accrued expenses	8,729	12,828
Total	$79,438	$75,093

NOTE 10 – NOTES PAYABLE AND LINES OF CREDIT
Notes payable and lines of credit consisted of the following as of December 31,

	2022	2021
Term Loan Credit Agreement maturing on August 31, 2026. Amortization payments are required quarterly. Interest rate at December 31, 2022 was 11.92%.	$346,066	$279,300
RumbleOn Finance line of credit dated February 4, 2022 and maturing on February 4, 2025. Interest rate at December 31, 2022 was 7.25%.	25,000	—
PPP Loans maturing on April 1, 2025. Balance was forgiven during the year ended December 31, 2022.	—	2,534
Unsecured note payable to P&D Motorcycles.	—	1,031
Unsecured notes payable to RideNow Management, LLLP, a related party through equal ownership by two former directors of the Company.	—	907
Total principal amount	371,066	283,772
Less: unamortized debt issuance costs	(28,572)	(25,862)
Total long-term debt	342,494	257,910
Less: Current portion of long-term debt	(3,645)	(4,322)
Long-term debt, net of current portion	$338,849	$253,588

As of December 31, 2022, future principal debt payments are due as follows:

2023	$3,645
2024	3,645
2025	28,645
2026	335,131
2027	—
Total debt payments	$371,066

Floor plan notes payable as of December 31,

	2022	2021
Floor plan notes payable - trade	$75,387	$15,118
Floor plan notes payable - non-trade	144,789	48,519
Floor plan notes payable	$220,176	$63,637
Floor plan notes payable-trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventory with corresponding manufacturers' captive finance subsidiaries (“trade lenders”). Floor plan notes payable-non-trade represents amounts borrowed to finance the purchase of specific new and used vehicle inventories with non-trade lenders. Changes in vehicle floor plan notes payable- trade are reported as operating cash flows and changes in floor plan notes payable-non-trade are reported as financing cash flows in the accompanying Consolidated Statements of Cash Flows.
New inventory costs are generally reduced by manufacturer holdbacks, incentives, floor plan assistance, and non-reimbursement-based manufacturer advertising rebates, while the related vehicle floor plan payables are reflective of the gross cost of the vehicle. The vehicle floor plan payables, as shown in the above table, will generally also be higher than the inventory cost due to the timing of the sale of a vehicle and payment of the related liability. Vehicle floor plan facilities are due on demand, but in the case of new vehicle inventories, are generally paid within several business days after the related vehicles are sold. Vehicle floor plan facilities are primarily collateralized by vehicle inventories and related receivables.
New vehicle floor plan facilities generally utilize LIBOR or ADB (Average Daily Balance)-based interest rates, which generally ranged between 7% and 16% as of December 31, 2022. Used vehicle floor plan facilities generally utilize prime, LIBOR or ADB-based interest rates, which ranged between 6% and 16% as of December 31, 2022. The aggregate capacity to finance our inventory under the new and used vehicle floor plan facilities was $407,680 as of December 31, 2022.

Term Loan Credit Agreement
On the RideNow Closing Date, the Company entered into a new Term Loan Credit Agreement (the “Oaktree Credit Agreement”) among the Company, as borrower, the lenders party thereto, and Oaktree Fund Administration, LLC, as administrative agent and collateral agent (the “Administrative Agent”). The Oaktree Credit Agreement provides for secured credit facilities in the form of a $280,000 principal amount of initial term loans (the “Initial Term Loan Facility”) and a $120,000 in aggregate principal amount of delayed draw term loans (the “Delayed Draw Term Loans Facility”). The proceeds from the Initial Term Loan Facility was used to consummate the RideNow Transaction and to provide for working capital. Loans under the Delayed Draw Term Loans Facility are subject to customary conditions precedent for facilities of this type including the need to meet certain financial tests and become available six (6) months after the RideNow Closing Date and are unavailable to be drawn after the eighteen (18) month anniversary of the RideNow Closing Date.
On February 18, 2022, in conjunction the Freedom Transaction, the Company drew down $84,500 against the Oaktree Credit Agreement. As of December 31, 2022, the Oaktree Credit Agreement provides for up to $120,000, of which $35,500 is available, in additional financing that may be used for acquisitions and up to an additional $100,000 in incremental financing that may be used for acquisitions or working capital purposes. During the fourth quarter of 2022, the Company made a voluntary principal repayment of $15,000 to the Oaktree Credit Facility.
The loan is reported on the balance sheet as senior secured debt net of debt discount and debt issuance costs of $24,927, including the fair value of stock warrant of $10,950. Borrowings under the Oaktree Credit Facility bear interest at a rate per annum equal, at the Company’s option, to either (a) LIBOR (with a floor of 1.00%), plus an applicable margin of 8.25% or (b) a fluctuating adjusted base rate in effect from time to time, plus an applicable margin of 7.25%. At the Company’s option, one percent (1.00%) of such interest may be payable in kind. The interest rate on December 31, 2022, was 11.92%. Interest expense for the year December 31, 2022 was $42,211, which included amortization of $6,411 related to the discount and debt issuance costs. While the Oaktree Credit Agreement notes that SOFR may be selected as the alternative benchmark rate, this has not been determined as of December 31, 2022. As such, the Company cannot predict the effect of the discontinuance of LIBOR or the establishment and use of alternative rates or benchmarks on interest expense as of December 31, 2022.
Obligations under the Oaktree Credit Agreement are secured by a first-priority lien on substantially all of the assets of the Company and its domestic wholly owned subsidiaries (the “Subsidiary Guarantors”) although certain assets of the Company and Subsidiary Guarantors are subject to a first-priority lien in favor of floor plan lenders, and such liens and priority are subject to certain other exceptions. The Subsidiary Guarantors also guarantee the obligations of the Company under the Oaktree Credit Agreement.
In connection with providing the debt financing for the RideNow Transaction, and pursuant to the commitment letter executed on March 15, 2021, the Company issued a warrant to purchase $40,000 of shares at an exercise price of $33.00 per share of Class B common stock to Oaktree Capital Management, L.P. and its lender affiliates (the “Warrant”). During the third quarter of 2022, the exercise price of the Warrant was adjusted to $31.50 and the expiration date was extended to July 25, 2023. The initial warrant liability and deferred financing charge recognized was $10,950. The warrant liability is subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of the change in derivative liability in the Consolidated Statements of Operations. The fair value of the Warrant was estimated using a Monte Carlo simulation based on a combination of level 1 and level 2 inputs. Upon closing of the RideNow Transaction, the warrants were considered equity linked contracts indexed to the Company’s stock and therefore met the equity classification guidance. As a result, the $19,700 was reclassified to additional paid-in-capital. The $10,950 deferred financing charge was reclassified as part of the debt discount related to the Oaktree Credit Agreement. The recognition of the warrant liability and deferred financing charge and the reclassification of the warrant liability to additional paid-in capital and the reclassification of the deferred financing charge to debt discount are non-cash items.
Oaktree provided customary representations and covenants under the Oaktree Credit Agreement which include financial covenants and collateral performance covenants.
RumbleOn Finance Line of Credit
On February 4, 2022, RumbleOn Finance and ROF SPV I, LLC, an indirect subsidiary of RumbleOn, entered into a Consumer Finance Facility primarily to provide up to $25,000 for the underwriting of consumer loans underwritten by ROF. Credit Suisse is the managing agent of the loan agreement, and RumbleOn Finance is the borrower. All loans under this agreement are secured by certain collateral including the consumer finance loans purchased by the ROF Consumer Finance Facility.

Credit Suisse provided customary representations and covenants under the agreements which include financial covenants and collateral performance covenants. Loans sold to or in the ROF Consumer Finance Facility are subject to certain eligibility criteria, concentration limits and reserves.
Floor Plan Notes Payable
The Company relies on its floorplan vehicle financing credit lines (“Floorplan Lines”) to finance new and used vehicle inventory at its retail locations and for the wholesale segment. Floor plan notes payable - trade reflects amounts borrowed to finance the purchase of specific new and, to a lesser extent, used vehicle inventory with corresponding manufacturers' captive finance subsidiaries (“trade lenders”). Floor plan notes payable-non-trade represents amounts borrowed to finance the purchase of specific new and used vehicle inventories with non-trade lenders. Changes in vehicle floor plan notes payable- trade are reported as operating cash flows and changes in floor plan notes payable-non-trade are reported as financing cash flows in the accompanying Consolidated Statements of Cash Flows.
Inventory serves as collateral under floor plan notes payable borrowings. The inventory balance in its entirety also serves as collateral under the Oaktree Credit Agreement.
On August 31, 2021, the Company entered into a Floorplan Line with AFC (the “AFC Credit Line”). Advances under the AFC Credit Line are limited to $35,000 as of December 31, 2022. Interest expense on the AFC Credit Line for the years ended December 31, 2022 and 2021, was $1,600 and $1,849, respectively.
On October 26, 2022, the Company entered into a Floorplan Line with J.P. Morgan (the “J.P. Morgan Credit Line”). Advances under the J.P. Morgan Credit Line are limited to $75,000 as of December 31, 2022. Interest expense on the J.P. Morgan Credit Line for the year ended December 31, 2022 was $66.
Paycheck Protection Program Loans
On May 1, 2020, the Company, and its wholly owned subsidiaries Wholesale and Wholesale Express (together, the “Subsidiaries”, and with the Company, the “Borrowers”), each entered into loan agreements and related promissory notes (the “SBA Loan Documents”) to receive U.S. Small Business Administration Loans (the “SBA Loans”) pursuant to the Paycheck Protection Program (the “PPP”) established under the CARES Act, in the aggregate amount of $5,177 (the “Loan Proceeds”). The balance of the PPP loans was forgiven by the SBA during the year ended December 31, 2022.

NOTE 11 – CONVERTIBLE NOTES
As of December 31, 2022, the outstanding convertible promissory notes net of debt discount and issue costs are summarized as follows:

	December 31, 2022			December 31, 2021
	Face Amount	Debt Discount	Carrying Amount	Face Amount	Debt Discount	Carrying Amount
Convertible senior notes	$38,750	$6,860	$31,890	$38,750	$9,508	$29,242
Convertible notes-Autosport:
$1,536 unsecured note	—	—	—	154	—	154
	38,750	6,860	31,890	38,904	9,508	29,396
Less: Current portion	—	—	—	154	—	154
Long-term portion	$38,750	$6,860	$31,890	$38,750	$9,508	$29,242
Convertible Senior Notes
On January 10, 2020, the Company entered into a Note Exchange and Subscription Agreement, as amended by a Joinder Agreement (together, the "New Note Agreement"), with the investors in the 2019 Note Offering, pursuant to which the Company agreed to complete (i) a note exchange pursuant to which $30,000 of the Old Notes would be cancelled in exchange for a new series of 6.75% Convertible Senior Notes due 2025 (the "New Notes," and together with the Old Notes, the "Notes") and (ii) the issuance of additional New Notes in a private placement in reliance on the exemption from registration provided by Rule 506 of Regulation D of the Securities Act as a sale not involving any public offering (the "2020 Note Offering"). On

January 14, 2020, the Company closed the 2020 Note Offering. The proceeds for the 2020 Note Offering after deducting for payment of accrued interest on the Old Notes and offering-related expenses were approximately $8,272.
The New Notes were issued on January 14, 2020 pursuant to an Indenture (the "New Indenture"), by and between the Company and the Trustee. The New Note Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. The New Notes bear interest at 6.75% per annum, payable semiannually on January 1 and July 1 of each year, beginning on July 1, 2020. The New Notes may bear additional interest under specified circumstances relating to the Company's failure to comply with its reporting obligations under the New Indenture or if the New Notes are not freely tradeable as required by the New Indenture. The New Notes mature on January 1, 2025, unless earlier converted, redeemed or repurchased pursuant to their terms.
The initial conversion rate of the New Notes is 25 shares of Class B Common Stock per $1,000 principal amount of New Notes, which is equal to an initial conversion price of $40.00 per share. The conversion rate is subject to adjustment in certain events as set forth in the New Indenture but will not be adjusted for any accrued and unpaid interest. In addition, upon the occurrence of a "make-whole fundamental change" (as defined in the New Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its New Notes in connection with such make-whole fundamental change. Before July 1, 2024, the New Notes will be convertible only under circumstances as described in the New Indenture. No adjustment to the conversion rate as a result of conversion or a make-whole fundamental change adjustment will result in a conversion rate greater than 62.0 shares per $1,000 in principal amount.
The New Indenture contains a "blocker provision" which provides that no holder (other than the depository with respect to the notes) or beneficial owner of a New Note shall have the right to receive shares of the Class B Common Stock upon conversion to the extent that, following receipt of such shares, such holder or beneficial owner would be the beneficial owner of more than 4.99% of the outstanding shares of the Class B Common Stock.
The New Notes are subject to events of default typical for this type of instrument. If an event of default, other than an event of default in connection with certain events of bankruptcy, insolvency or reorganization of the Company or any significant subsidiary, occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding New Notes by notice to the Company and the Trustee, may declare 100.0% of the principal of and accrued and unpaid interest, if any, on all the New Notes then outstanding to be due and payable. The New Notes also contain conversion features related to certain events, which include liquidation or dissolution, as well as fundamental changes to the structure or ownership of the Company.
In connection with the 2020 Note Offering, on January 14, 2020, the Company entered into a registration rights agreement with the Note Investors, pursuant to which the Company has agreed to file with the SEC a shelf registration statement registering the sale, on a continuous or delayed basis, of all of the New Notes and to use its commercially reasonable efforts to cause the shelf registration statement to become or be declared effective under the Securities Act no later than May 29, 2020 (which date was adjusted for certain intervening events, including the COVID-19 pandemic). The registration statement was filed on June 19, 2020 and declared effective on June 30, 2020. In connection with the filing of the registration statement, the Company deregistered the Old Notes previously registered for resale.
The Company accounted for the exchange of the Old Notes and the issuance of the New Notes in accordance with the conversion guidance in ASC 470-20 “Debt – Debt with Conversion and Other Option” (“ASC 470-20”) and determined that the exchange of the Old Notes for the New Notes required derecognition of the Old Notes given that the difference in the fair value of the embedded the conversion feature of the New Notes relative to the Old Notes was in excess of 10 percent of the Old Notes conversion feature fair value. In derecognizing the Old Notes, the Company recognized a gain of $188 equal to difference between the fair value of the Old Notes liability immediately prior to extinguishment and the carry amount of the liability component of the Old Notes, including any all-unamortized debt issuance costs during the year ended December 31, 2020. The remaining consideration of $2,593 was allocated to the reacquisition of the equity component and recognized as a reduction of stockholder's equity during the year ended December 31, 2020.
The New Notes are not redeemable by the Company before January 14, 2023. The Company may redeem for cash all or any portion of the Convertible Senior Notes, at its option, on or after January 14, 2023 if the last reported sale price of the Class B common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Convertible Senior Notes.

The Convertible Senior Notes rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Convertible Senior Notes; equal in right of payment to any of the Company’s unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of current or future subsidiaries of the Company (including trade payables). The Convertible Senior Notes were accounted for in accordance with FASB ASC 470, Debt and ASC 815, Derivatives and Hedging, which required bifurcation of the liability and equity components. The Company determined the carrying amount of the liability component was $25,280 and represents the present value of the Convertible Senior Notes cash flows using an implied discount rate of 18.7% which is a yield applicable to similar debt instruments that do not have the conversion feature. After allocation of the initial proceeds to the liability components, the remaining amount was allocated to the equity component and recorded as additional paid in capital. The Company recorded $13,529 in total debt discount related to the Convertible Senior Notes which included $60 of debt issuance costs. The Company allocates costs related to the issuance of the Convertible Senior Notes to the liability and equity components using the same proportions as the initial carrying value of the Convertible Senior Notes. The equity component is not remeasured as long as it continues to meet the conditions for equity classification The Company further valued a derivative liability in connection with the interest make-whole provision at $21 on the issuance date based on a lattice model. This amount was recorded as a debt discount and is amortized to interest expense over the term of the Convertible Senior Notes using the effective interest rate. The derivative liability is remeasured at each reporting date, and the change in fair value of $45 is included in change in derivative liability in the accompanying Consolidated Statements of Operations for the year ended December 31, 2022. The value of the derivative liability as of December 31, 2022 was $66.
The interest expense recognized with respect to the Convertible Senior Notes for the years ended December 31, 2022 and 2021 were as follows:

	2022	2021
Contractual interest expense	$2,616	$2,616
Amortization of debt discounts	2,647	2,229
Total	$5,263	$4,845

NOTE 12 – STOCKHOLDERS' EQUITY
Stock-Based Compensation
On June 30, 2017, the Company’s shareholders approved a Stock Incentive Plan (the “Plan”) allowing for the issuance of Restricted Stock Units (“RSUs”), Stock Options (“Options”), Performance Units, and other equity awards (collectively “Awards”). As of December 31, 2022, the number of shares authorized for issuance under the Plan was 2,700,000 shares of Class B common stock. To date, most RSU and Option awards are service/time based vested over a period of up to three years. The Company has also granted performance-based awards and market condition-based awards with vesting schedules that are typically dependent on achieving a particular objective within thirty-six months. In connection with the closing of the RideNow Transaction, the Company accelerated all the outstanding RSU awards for all participants and waived certain market-based share price hurdles for all market-based awards on the RideNow Closing Date. This waiver was accounted for as a modification of the awards. The fair value of the awards was remeasured as of effective date of the waiver, and the change in fair value was fully expensed during the year ended December 31, 2022 given the concurrent delivery of such shares.
The Company estimates the fair value of all awards granted under the Plan on the date of grant. In the case of time or service based RSU awards, the fair value based on the share price of the Class B Common Stock on the date of the award. Performance Awards use the share prices of the Class B Common Stock but the Company, both at grant and each subsequent quarter, considers whether to a apply discount to the fair in situations where the Company believes there is risk that the relevant performance metrics may not be met. Options are calculated using the Black-Scholes option valuation model while market-condition based awards are estimated using a Monte Carlo simulation model as these awards are tied to a market condition. Both the Black-Sholes and Monte-Carlo simulations utilize multiple input variables to determine the probability of the Company’s Class B stock price being at certain prices over certain time periods, resulting in an implied value to the holder. On September 30, 2021, the Audit Committee approved the issuance of 154,731 shares of the Company’s Class B common stock as a gift of a death benefit to the estate of Mr. Steven R. Berrard, the Company’s former Chief Financial Officer and a director. Mr. Berrard was one of the Company’s founders.
We generally expense the grant-date fair value of all awards on a straight-line basis over the vesting period. However, the acceleration of awards as described above resulted in the awards being expensed in the three-months ended September 30,

2021. The following table reflects stock-based compensation for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,
	2022	2021

Restricted stock units	$9,372	$29,188

Options	—	31

Total stock-based compensation	$9,372	$29,219
As of December 31, 2022, there are 2,380 Options and 588,948 RSUs outstanding. The total unrecognized compensation expense related to outstanding equity awards was approximately $15,741 which the Company expects to recognize over a weighted-average period of approximately 13 months.
As of December 31, 2022, unrecognized stock-based amortization related to outstanding RSU and stock awards and the related weighted-average period over which it is expected to be recognized subsequent to December 31, 2022 is presented in the table below. Total unrecognized equity will be adjusted for actual forfeitures.

	Unrecognized Stock Based Compensations Related to Outstanding Awards	Remaining Weighted-Average Amortization Period (in years)

Restricted stock units	$15,741	1.09

Options	—	—

Total unrecognized stock-based amortization	$15,741	1.09
Restricted Stock Units
RSU activity during the years ending December 31, 2022 and 2021 was as follows:

	Number of RSUs	Weighted -Average Grant Date Fair Value
Outstanding at December 31, 2020	443,843	$13.26
Granted	1,320,782	37.03
Vested	(723,334)	32.52
Forfeited	(129,163)	15.86
Outstanding at December 31, 2021	912,128	37.48
Granted	551,150	27.92
Vested	(271,596)	35.36
Forfeited	(162,734)	34.19
Cancellation of units under LTIP plan	(440,000)	35.47
Outstanding at December 31, 2022	588,948	$31.92

Expected to vest	588,948	$31.92
Non-qualified Stock Options
Non-qualified stock options allow recipients to purchase shares of Class B common stock at a fixed exercise price. The fixed exercise price is equal to the price of a share of Class B common stock at the time of grant. The options expire ten years after the grant date and typically vest 20% between nine-months and one-year after the grant date and thereafter in quarterly installments of 7.5% and 12.5% during the 2nd and 3rd vesting years, respectively.

	Number of Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	2,751	$79.76	9.6	—
Options granted	—	—	—	—
Options exercised	—	—	—	—
Options forfeited or expires	(200)	81.60	—	—
Outstanding at December 31, 2021	2,551	79.62	8.7	—

Options granted	—	—	—	—
Options exercised	—	—	—	—
Options forfeited or expires	(171)	81.60	—	—
Outstanding at December 31, 2022	2,380	$79.48	6.7	—

Vested / exercisable at December 31, 2022	2,380	$79.48	7.7	—
Expected to vest as of December 31, 2022	—	$—	7.7	—

Security Offerings
In January 2020, the Company realized approximately $10,780 in net proceeds from public offering of 1,170,000 shares of Class B Common Stock at a public price of $11.40 per share (the “2020 Public Offering”).
On May 18, 2020, the Company effected a one-for-twenty reverse stock split of its issued and outstanding Class A Common Stock and Class B Common Stock (the “Reverse Stock Split”).
On April 8, 2021, the Company realized approximately $36,797 in net proceeds from public offering of 1,048,998 shares of Class B common stock at a price to the public of $38.00 per share (the “April 2021 Offering”). In conjunction with the RideNow Transaction, on August 31, 2021, the Company raised approximately $154,443 in net proceeds from the sale of 5,053,029 shares of Class B common stock at a price to the public of $33.00 per share.
Warrant
In connection with providing the debt financing for the RideNow Transaction, and pursuant to the commitment letter executed on March 15, 2021, the Company issued warrants to purchase $40,000 of shares of Class B common stock to Oaktree Capital Management, L.P. and its lender affiliates (the “Warrant”). The initial Warrant liability and deferred financing charge recognized was $10,950. The warrant liability was subject to remeasurement at each balance sheet date and any change in fair value was recognized as a component of change in derivative liability in the Consolidated Statements of Operations. The fair value of the Warrant was estimated using a Monte Carlo simulation based on a combination of level 1 and level 2 inputs. There was no gain or loss recorded related to the Warrant liability during the three-months ended March 31, 2021 as there was no significant changes in the fair value between March 12, 2021 and March 31, 2021. For the three months ended June 30, 2021, the fair value of the warrant liability was increased $2,224 to $13,174. On August 31, 2021, the fair value of the warrant liability was increased $6,526 to $19,700. Upon closing of the RideNow transaction, the Oaktree warrants were considered equity linked contracts indexed to RumbleOn’s stock and therefore met the equity classification guidance under ASC 815-40. As a result, the $19,700 was reclassified to additional paid-in-capital. The $10,950 deferred financing charge was reclassified as part of the debt discount related to the Oaktree Credit Agreement. The recognition of the warrant liability and deferred financing charge and the reclassification of the warrant liability to additional paid-in capital and the reclassification of the deferred financing charge to debt discount are non-cash items.
NOTE 13 – COMMON STOCK WARRANTS
In connection with the October 23, 2017 public offering of 145,500 shares of Class B common stock, the Company issued to underwriters warrants to purchase 10,913 shares of Class B common stock, which was equal to 7.5% of the aggregate number of shares of Class B common stock sold in the Offering. The Warrants are exercisable at a per share price of $126.50, which was equal to 115.0% of the Offering price per share of the shares sold in the Offering and expire on April 20, 2023. In

April, 2018, pursuant to the Loan Agreement by and among Hercules Capital, the Company, and its wholly owned subsidiaries, the Company issued Hercules a warrant to purchase 4,091 (increasing to 5,455 if a fourth tranche in the principal amount of up to $5,000 is advanced at the parties agreement) shares of the Company's Class B Common Stock (the “Hercules April Warrant”) at an exercise price of $110.00 per share (the “Hercules April Warrant Price”). The Hercules April Warrant is immediately exercisable and expires on April 30, 2023. In October, 2018, under an amendment to the Loan Agreement, the company issued Hercules a warrant to purchase 1,048 shares of the Company's Class B Common Stock (the “Hercules October Warrant”) at an exercise price of $143.13 per share (the “Hercules October Warrant Price”). The Hercules October Warrant is immediately exercisable and expires on October 30, 2023. The Hercules warrants contain anti-dilutive provisions that increase the number of shares covered by the warrants in the event the Company makes a New Issuance (as defined in the Loan Agreement) for no consideration or consideration that is less than the Warrant Prices. The following table summarizes the warrants outstanding as of December 31, 2022 and 2021:

	2022	2021
Warrants outstanding at the beginning of the year	16,530	16,530
New warrant issuances to Hercules	—	—
Adjustment to the Hercules warrants due to the anti-dilutive provisions	—	—
Warrants outstanding at the end of the year	16,530	16,530
The Company has classified the warrants as equity in accordance with ASC 815. The fair value of the warrants were valued at issuance using the Black-Scholes option pricing model with the following assumptions:

	Underwriter Warrants	Hercules April Warrants	Hercules October Warrants
Warrants exercise price	$126.50	$110.00	$143.20
Fair value price per share of common stock	$110.00	$101.40	$114.60
Volatility	62.0%	70.0%	70.0%
Expected term remaining (years)	4.0	4.0	4.0
Risk-free interest rate	1.31%	2.79%	2.94%
Discount for lack of marketability	20.0%	20.0%	20.0%
Dividend yield	—	—	—
Fair value at initial valuation date	$505,273	$208,369	$59,292

NOTE 14 – LOSS PER SHARE
The Company computes basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. Under the two-class method, basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighed-average number of shares of common stock outstanding during the period. The diluted net loss per share attributable to common stockholders is computed giving effect to all potential dilutive common stock equivalents outstanding for the period.
For purposes of this calculation for the year ended December 31, 2022, 588,948 of unvested RSUs, 2,380 of stock options, 1,212,121 of Oaktree Warrants to purchase shares of Class B common stock, 16,531 of other warrants to purchase shares of Class B Common Stock and 982,107 shares of Class B Common Stock issuable in connection with convertible debt are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as the effect is antidilutive.
For purposes of this calculation for the year ended December 31, 2021, 912,128 of unvested RSUs, 2,551 of stock options, 1,212,121 of warrants to purchase shares of Class B Common Stock, 16,531 of other warrants to purchase shares of Class B Common Stock and 982,107 shares of Class B Common Stock issuable in connection with convertible debt are considered common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as the effect is antidilutive.

NOTE 15 – SELLING, GENERAL AND ADMINISTRATIVE
The following table summarizes the detail of selling, general and administrative expenses for the years ended December 31,

	2022	2021
Advertising, marketing and selling	$30,767	$13,243
Compensation and related costs	209,159	52,179
Facilities	42,066	8,913
General and administrative	59,780	34,649
Stock based compensation	9,372	29,219
Technology development and software	3,352	1,992
	$354,496	$140,195

NOTE 16 – INCOME TAXES
The components of the income tax provision (benefit) from continuing operations for the year ended December 31, 2022 and 2021 are as follows:

	2022	2021
Current
Federal	$4,146	$—
State	254	880
Total current income tax expense	4,400	880

Deferred
Federal	(62,540)	(22,664)
State	(13,846)	(1,682)
Total deferred income tax benefit	(76,386)	(24,346)

Income tax benefit	$(71,986)	$(23,466)

Deferred income taxes reflect the net tax effect of temporary differences between amounts recorded for financial reporting purposes and amounts used for tax purposes. The major components of deferred tax assets and liabilities are as follows:

	2022	2021
Deferred tax assets:
Net operating loss carryforward	$16,767	$20,316
Business interest carryforward	8,777	2,992
Stock-based compensation	477	796
Accounts receivable allowance	528	209
Lease liabilities	36,032	33,008
Inventory reserve	1,530	290
Goodwill and intangible assets	34,945	—
Transaction costs	1,269	1,027
Accrued liabilities	1,782	57
Total deferred tax assets	102,107	58,695
Valuation allowance	(708)	—
Deferred tax assets, net	101,399	58,695
Deferred tax liabilities:
Intangibles and goodwill	—	30,614
Right-of-use assets	38,657	32,740
Debt issuance costs amortization	830	1,173
Property and equipment	3,797	1,754
Total deferred tax liabilities	43,284	66,281
Net deferred tax assets (liabilities)	$58,115	$(7,586)
A reconciliation of the statutory U.S. Federal income tax rate of 21% to the Company's effective income tax rate for the years ended December 31, 2022 and 2021 is as follows:

	2022	2021
U.S. Federal statutory rate	21.0%	21.0%
State and local, net of federal benefit	3.8%	(9.5)%
Derivative expense	—%	(4.5)%
Executive compensation	—%	(6.5)%
Other	0.3%	(1.6)%
Stock-based compensation	(0.4)%	0.4%
Goodwill impairment	(5.6)%	—%
IRC Section 338(h)(10) election	4.7%	—%
Change in valuation allowance	(0.2)%	57.5%
Effective tax rate	23.6%	56.8%
In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible. Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment. In estimating future taxable income, the Company relies upon assumptions and estimates about future activities, including the amount of future federal and state pretax operating income that the Company will generate; the reversal of temporary differences; and the implementation of feasible and prudent tax planning strategies. Based on this analysis, and as a result of the future taxable income generated by the RideNow acquisition, the Company has determined that it is more likely than not that its deferred tax assets will be realized, and accordingly released its full valuation allowance of $23,742 during 2021.
The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management evaluated the realizability of the Company’s state net operating loss carryforwards and made the decision to record a valuation allowance against certain state net operating losses as it is more likely than not that the deferred tax assets will not be realized due to the changes in the Company’s state footprint as a result of the planned repositioning associated with the wholesale business. Accordingly, a valuation allowance of $708 has been established against these state net operating losses. Management reevaluates the positive and negative evidence at each reporting period.
Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2022 and 2021 related primarily to the increase in state net operating loss carryforwards in 2022, and release of the Company’s valuation allowance in 2021 were as follows:

	2022	2021
Valuation allowance as of beginning of the year	$—	$23,742
Increases recorded to income tax provision	708	—
Decreases recorded as a benefit to income tax provision	—	(23,742)
Valuation allowance as of end of year	$708	$—
As of December 31, 2022 and 2021, the Company has federal net operating loss carryforwards of $73,213 and $91,246, all of which were generated in years ending after December 31, 2017 and can be carried forward indefinitely. The Company’s state net operating loss carryforwards as of December 31, 2022 are $19,852, a portion of which begin to expire in 2029. As a result of various ownership changes, the Company’s federal and state net operating losses are subject to limitations under Internal Revenue Code (“IRC”) Section 382. Pursuant to the Company’s Section 382 analysis, the net operating losses generated prior to 2017 were determined to be not realizable as they arose from a different trade or business and were written off as part of the Company’s income tax expense for the year ended December 31, 2022. Due to the Company’s projected income in future years and the indefinite-lived nature of its remaining net operating losses, none of these attributes are expected to expire unutilized as a result of the IRC Section 382 limitation analysis.
The Company does not have unrecognized tax benefits related to uncertain tax positions. The Company recognizes both accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company has not recorded any interest and penalties on any unrecognized tax benefits since its inception. Based on the statutes of limitations in the applicable jurisdictions in which the Company operates, tax years 2017 through 2021 remain open to examination by the U.S. federal and state taxing jurisdictions, as carryforward attributes generated in prior years may still be adjusted upon examination by the Internal Revenue Service (“IRS”) or state tax authorities if they have or will be used in a future period. The Company files income tax returns in the U.S. federal and various state jurisdictions. There are currently no federal or state audits in progress for any tax years.
On August 16, 2022, the Inflation Reduction Act of 2022 ("IRA") was signed into law. The IRA includes implementation of a new alternative minimum tax, an excise tax on stock buybacks, and significant tax incentives for energy and climate initiatives, among other provisions. The Company is evaluating the provisions included under the IRA and does not expect the provisions to have a material impact to the Company's consolidated financial statements.

NOTE 17 – SUPPLEMENTAL CASH FLOW INFORMATION
The following table includes supplemental cash flow information, including noncash investing and financing activity for the years ended December 31, 2022 and 2021:

	2022	2021
Cash paid for interest	$49,377	$12,075
Fair value of 1,048,718 Class B common stock issued in the Freedom Transaction	$26,511	$—
Cash paid for taxes, net	$6,581	$—

The following table provides a reconciliation of cash and restricted cash reported within the accompanying consolidated balance sheets that sum to the total of the same amounts shown in the accompanying consolidated statements of cash flows as of December 31, 2022 and 2021:

	2022	2021
Cash and cash equivalents	$46,762	$46,458
Restricted cash (1)	10,000	3,000
Total cash, cash equivalents, and restricted cash	$56,762	$49,458

(1)Amounts included in restricted cash are primarily comprised of the deposits required under the Company’s various floorplan lines of credit and RumbleOn Finance line of credit.
NOTE 18 – RELATED PARTY TRANSACTIONS
Promissory Notes
In connection with the RideNow Transaction, the Company assumed two promissory notes totaling principal and accrued interest of $2,821 as of August 31, 2021 due to entities controlled by former directors and executive officers of the Company. Amounts due under these two promissory notes have been paid in full as of December 31, 2022.
August 2021 Offering
In connection with the RideNow Transaction, on March 12, 2021, the Company and its subsidiary, NextGen Pro, LLC (“NextGen Pro”), executed a secured promissory note with BRF Finance Co., LLC (“BRF Finance”), an affiliate of B. Riley Securities, Inc., one of the underwriters in this offering, pursuant to which BRF Finance loaned the Company $2,500 (the “Bridge Loan”). The Bridge Loan matures on the earlier of September 30, 2021 or, after May 1, 2021, upon the issuance of debt or equity above $2,650. The Bridge Loan was secured by certain intellectual property assets held by NextGen Pro and interest on the loan was at a rate of 12% annually. The Bridge Loan, and all accrued interest was paid upon the closing of the RideNow Transaction.
Denmar Dixon, a former director of the Company, purchased 13,636 shares of Class B common stock in the August 2021 Offering at the public price of $33.00 per share.
RideNow Leases
In connection with the RideNow Transaction, the Company entered into related party leases for 24 properties consisting of dealerships and offices. Each related party lease is with a wholly owned subsidiary of the Company as the tenant and an entity controlled by former directors and executive officers of the Company, as the landlord. The initial aggregate base rent payment for all 24 leases is approximately $1,229 per month, and each lease commenced a new 20-year term on September 1, 2021, with each lease containing annual 2% increases on base rent.
RideNow Reinsurance Products
The Company sells extended service contracts, prepaid maintenance, GAP insurance, theft protection and tire and wheel products on vehicles sold to customers. Affiliate reinsurance companies previously controlled by and owned primarily by former directors and executives officers of the Company participated in the profits of these products sold through the RideNow locations. The total amount paid by the Company to these affiliated companies totaled approximately $139 during the year ended December 31, 2022. The related party relationship ended February 1, 2022.
Payments to Coulter Management Group LLLP
The company made $250 in payments to Coulter Management Group LLLP, an entity owned by two former directors and executive officers of the Company, during the year ended December 31, 2022.
Payments to RideNow Management, LLLP
The Company made $11 and $479 in payments to RideNow Management, LLLP, an entity owned equally by two former directors and executive officers of the Company, during the years ended December 31, 2022 and 2021. On June 27, 2022, the Company paid off a loan of $673 to RideNow Management LLLP.
Beach Agreement

On December 31, 2021, the Company acquired all the business assets of RNBeach, LLC (“Beach”) from former directors and executive officers of the Company. The total purchase price to acquire all the business assets of Beach was approximately $5,528, and cash paid was approximately $5,368.
Bidpath Software License
On January 19, 2022, the Audit Committee approved, and the Company entered into two agreements with Bidpath Incorporated, a company owned by Adam Alexander, a director of the Company that provides the Company with (i) a perpetual, non-exclusive license to the then-current source code, as well as all future source code, of foundational technology for our inventory management platform, and (ii) support and maintenance services, all of which remain in development as of December 31, 2022.
The Company has made cash payments totaling $3,600 for the license during the year ended December 31, 2022. The Company pays, on monthly basis since the agreement was signed, $30 for the support and maintenance services. The initial term is thirty-six (36) months but can be terminated by either party at any time by providing sixty (60) days' notice to the other party.
Ready Team Grow, LLC
The Company paid $199 to Ready Team Grow, LLC for employee recruiting services during the year ended December 31, 2022. Ready Team Grow, LLC is an entity owned by the domestic partner of the Company’s Chief Executive Officer.

NOTE 19 - SEGMENT REPORTING
Business segments are defined as components of an enterprise about which discrete financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. Our operations are organized by management into operating segments by line of business. Subsequent to the disposal of the automotive reportable segment, we have determined that we have two reportable segments as defined in GAAP for segment reporting: powersports and vehicle logistics. Our powersports segment consists of the sale and distribution of new and used vehicles, principally consisting of motorcycles and other powersports vehicles. Our vehicle logistics segment provides nationwide transportation brokerage services between dealerships and auctions. Our vehicle logistics reportable segment has been determined to represent one operating segment and reporting unit. The accounting policies of the segments are the same and are described in Note 1.
The following table summarizes revenue, operating income (loss) from continuing operations, depreciation and amortization, and interest expense which are the measure by which management allocates resources to its continuing segments to each of our reportable segments.

	Powersports	Vehicle Logistics	Eliminations(1)	Total - Continuing Operations
Year Ended December 31, 2022
Revenue	$1,404,964	$57,317	$(3,344)	$1,458,937
Operating income (loss) from continuing operations	$(265,054)	$4,896	$26	$(260,132)
Depreciation and amortization	$22,970	$41	$—	$23,011
Interest expense	$(52,163)	$(1)	$—	$(52,164)
Change in derivative liability	$39	$—	$—	$39

Year Ended December 31, 2021
Revenue	$419,443	$48,804	$(4,964)	$463,283
Operating income (loss) from continuing operations	$(22,517)	$3,746	$—	$(18,771)
Depreciation and amortization	$5,981	$27	$(1)	$6,007
Interest expense	$(14,288)	$(6)	$—	$(14,294)
Change in derivative liability	$(8,799)	$—	$—	$(8,799)

Total assets by operating segment at December 31, 2022 and 2021 were as follows:

	Powersports	Vehicle Logistics	Eliminations (1)	Continuing Operations	Discontinued Operations	Total
Total assets at December 31, 2022	$1,872,201	$3,857	$(860,247)	$1,015,811	$11,399	$1,027,210
Total assets at December 31, 2021	$1,200,253	$14,913	$(260,468)	$954,698	$73,051	$1,027,749

(1)Intercompany investment balances related to the acquisitions of Wholesale, Inc. and Wholesale Express, RideNow, and Freedom Powersports, and receivables and other balances related intercompany activities are eliminated in the Consolidated Balance Sheets. Revenue and costs for intercompany services have been eliminated in the Consolidated Statements of Operations.

NOTE 20 - DISCONTINUED OPERATIONS
In the fourth quarter of 2022, the Company announced plans to wind down its automotive business. As of June 30, 2023, the Company had completed all substantial activities pertaining to the wind down of its automotive business, which represents a strategic shift having a major effect on our operations and financial results.

We have reclassified all direct revenues, costs, and expenses related to commercial operations of the wholesale automotive business, within income (loss) from discontinued operations, net of tax, in the Condensed Consolidated Statements of Operations for all periods presented. We have not allocated any amounts for shared general and administrative operating support expenses to discontinued operations.

While ASC 205-20 does not explicitly require assets and liabilities of a discontinued operation to be separately presented in prior periods when the disposal is other than by sale, we have presented related assets and liabilities as assets and liabilities of discontinued operations in our Consolidated Balance Sheets as of December 31, 2022.

The results of operations from discontinued operations for the years ended December 31, 2022 and 2021 have been reflected as discontinued operations in the Consolidated Statements of Operations and consist of the following:

	2022	2021
Revenue	$334,431	$460,888
Cost of sales	323,423	430,142
Gross profit	$11,008	$30,746

Selling, general and administrative	11,891	20,747
Impairment of goodwill	26,039	—
Depreciation and amortization	68	96
Income (loss) from operations of discontinued automotive segment	(26,990)	9,903
Interest expense	(1,704)	(2,111)
Other income	108	2,110
Loss from operations of discontinued automotive segment	(28,586)	9,902
Income tax provision (benefit)	(612)	1,801
Income (loss) from discontinued operations	$(27,974)	$8,101

The following table presents the carrying amounts of the classes of assets and liabilities of discontinued operations as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Cash	$1,816	$2,516
Accounts receivable, net	1,311	11,776
Inventory	8,248	32,512
Prepaid expense and other current assets	2	168
Total current assets	11,377	46,972
Goodwill	—	26,039
Other assets	22	40
Total assets of discontinued operations	$11,399	$73,051

Accounts payable and accrued expenses	$3,181	$2,225
Current portion of long-term debt	—	154
Vehicle floor plan payable	5,254	33,640
Total current liabilities	8,435	36,019
Other liabilities	—	3,179
Total liabilities of discontinued operations	$8,435	$39,198
NOTE 21 – COMMITMENTS AND CONTINGENCIES
Legal Matters
From time to time, the Company is involved in various claims and legal actions that arise in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, as of December 31, 2022 and 2021, the Company does not believe that the ultimate resolution of any legal actions, either individually or in the aggregate, will have a material adverse effect on its financial position, results of operations, liquidity, and capital resources.
Future litigation may be necessary to defend the Company by determining the scope, enforceability and validity of third-party proprietary rights or to establish its own proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources, and other factors.
On November 8, 2022, the Company reached a comprehensive global and binding settlement agreement with former primary RideNow owners. The settlement agreement resolved all claims which were pending before the Delaware Chancery Court, released certain potential and future claims between the parties, and resulted in no incremental consideration exchanging hands.
During the year ended December 31, 2022, the Company incurred $8,381 in charges for a settlement reached with former minority shareholders of RideNow. The charges were expensed as incurred and are included in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

NOTE 22 – SUBSEQUENT EVENTS (unaudited)
RumbleOn Finance - Consumer Finance Facility
At December 31, 2022, the outstanding balance on our ROF Consumer Finance Facility was $25,000. On January 31, 2023, after the balance sheet date of this 2022 Form 10-K, our finance company did not meet the interest rate spread requirement set forth in our ROF Consumer Finance Facility as a result of increased interest rates and limited growth of our consumer finance business. As of the filing date, the lender has indicated no current intention to request repayment of the principal balance due under this facility, which, net of restricted and unrestricted cash balances, is approximately $13,600 as of such date. We intend to sell the loan portfolio held at RumbleOn Finance and pay off the outstanding balance during the next 60 days.

Oaktree Credit Agreement Amendment, Covenant Compliance and Liquidity Considerations

At June 30, 2023, the Company was not in compliance with certain leverage ratio financial covenants under the Oaktree Credit Agreement. On August 9, 2023 (the "Amendment No. 5 Effective Date"), the Company, the Subsidiary Guarantors party thereto, the Administrative Agent, and the Lenders party thereto executed Amendment No. 5 to Term Loan Credit Agreement (the “Amendment No. 5”), pursuant to which, among other things: (i) all leverage ratio financial covenants under the Oaktree Credit Agreement were (a) eliminated and not tested for the for the quarters ending June 30, 2023 and September 30, 2023 and (b) made less restrictive for the quarters ending December 31, 2023, March 31, 2024, and June 30, 2024; (ii) additional performance covenants were added requiring the Company and its subsidiaries to use commercially reasonable best efforts to dispose of certain non-core real estate and monetize its consumer loan portfolios (with corresponding requirements to use such proceeds of such sales to pay down the term loans under the Oaktree Credit Agreement); (iii) an additional performance covenant was added requiring the Company raise net cash proceeds of not less than $100,000 from the issuance of common equity interests in the Company by December 1, 2023 (with a corresponding requirement to use certain of such equity proceeds to pay down the term loans under the Oaktree Credit Agreement), and (iv) an additional performance covenant was added requiring the Company to issue warrants, exercisable for an anticipated aggregate of 1,212,121 shares at an anticipated price of $12 per share, in a form to be agreed upon, to the Lender. In connection with Amendment No. 5, the Company agreed to pay a nominal fee which may be paid in cash or paid-in-kind.

The elimination of the June 30, 2023 leverage ratio financial covenants was made effective as of June 30, 2023, and the Lenders agreed in Amendment No. 5 that no event of default exists or arises from such leverage ratio financial covenants as of such date. Management has initiated plans that will allow the Company to remain in compliance with all revised covenants under Amendment No. 5, including the sale of non-strategic assets and also executed a Standby Purchase Agreement on August 8, 2023 that provides binding commitments for up to $100,000 from certain existing shareholders if the rights offering is not fully subscribed. Management has considered these plans, including if they are within the control of the Company, in evaluating ASC 205-40, Presentation of Financial Statements. Management believes the above actions are sufficient to allow the Company to meet its obligations as they become due for a period of at least 12 months from the issuance of these financial statements and to comply with the amended financial covenants of Amendment No. 5. Management believes that it has alleviated any substantial doubt regarding the Company’s ability to continue as a going concern.

Stock Incentive Plan

At the Annual Shareholder Meeting which took place on July 14, 2023, the shareholders voted to increase the number of Class B Common Stock shares available under the Stock Incentive Plan referred to in Note 7. The current amount of share available under the Stock Incentive Plan after the increase is 3,291,461 shares, an increase of 591,461 shares.

Sale-Leaseback Transaction

On August 22, 2023, the Company entered into a Real Estate Purchase and Sale Contract (the "Purchase Agreement”), providing for the sale and leaseback by the Company of nine separate properties (each, a "Property” and collectively, the "Properties”). On September 8, 2023, the Company completed the sale of eight of the Properties (the "Sold Properties”) for an aggregate purchase price of $49,069,. The Company expects to complete the sale of the remaining Property in due course. Simultaneously with the closing of the sale of the Sold Properties, the Company entered into a Unitary Master Lease Agreement (the "Lease”), pursuant to which the Sold Properties were leased back from the buyer to certain subsidiaries of the Company.

The net cash proceeds the Company received following the closing of the Sold Properties was approximately $48,237 after taxes, expenses, and fees. At the time of closing, the Company remitted funds directly to Oaktree Fund Administration to reduce outstanding debt under the Term Loan Credit Agreement dated August 31, 2021, as amended.